Exhibit 10.4

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

[*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Private & Confidential

DATED October 6, 2009

GLAXO GROUP LIMITED	(1)

and

PROSENSA HOLDING BV	(2)

RESEARCH AND DEVELOPMENT

COLLABORATION AND LICENSE AGREEMENT

CONTENTS

Clause	Heading	Page

1	DEFINITIONS	4
2	RESEARCH AND DEVELOPMENT	22
3	MANAGEMENT OF THE COLLABORATION	36
4	GRANT OF RIGHTS	46
5	POST-EXERCISE and POST-LICENSE ACTIVITIES	58
6	MILESTONES AND ROYALTIES; PAYMENTS	64
7	EXCLUSIVITY	76
8	INTELLECTUAL PROPERTY	78
9	CONFIDENTIALITY	87
10	REPRESENTATIONS AND WARRANTIES	92
11	INDEMNIFICATION; INSURANCE	96
12	TERM AND TERMINATION	100
13	MISCELLANEOUS	110

This RESEARCH, DEVELOPMENT, COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into and made effective as of October 6, 2009 (the “Effective Date”) by and between PROSENSA Holding BV, a company incorporated under the laws of the Netherlands and with registered number 28076693, whose offices are located at Wassenaarseweg 72, 2333 AL Leiden, The Netherlands (“PROSENSA”), and Glaxo Group Limited, a company incorporated under the laws of England and Wales with registered number 00305979, whose registered office is Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN, England (“GSK”). PROSENSA and GSK are each referred to herein by name or as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS, PROSENSA possesses an antisense oligonucleotide exon skipping proprietary technology, know-how and certain intellectual property related to the discovery, identification, synthesis and development of antisense oligonucleotides (“AONs”) as drug candidates for treating patients with Duchenne Muscular Dystrophy (“DMD”);

WHEREAS, GSK possesses expertise in the research, development, manufacturing and commercialization of human pharmaceuticals, and GSK is interested in developing such AONs as drug products;

WHEREAS, GSK desires to engage in a collaborative effort with PROSENSA for up to four (4) different programs pursuant to which GSK and PROSENSA will further develop and commercialize the Exon 51 Program for DMD and PROSENSA will carry out up to three (3) additional different research and development programs to discover and develop AONs for the treatment of DMD, and pursuant to which GSK will have certain options, exercisable at GSK’s sole discretion, to further develop and commercialize such AONs, and GSK will further develop and commercialize all on the terms and conditions set forth herein; and

WHEREAS, GSK desires to obtain (i) an exclusive, worldwide, royalty-bearing license under the PROSENSA IP to develop and commercialize Products and (ii) Options to in-license certain PROSENSA Compounds for development and commercialization purposes; and

WHEREAS, PROSENSA desires to grant such license and Options.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1	DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth in this Article 1 unless context dictates otherwise:

“Acceptance” means with respect to an NDA or MAA filed for a Product, (a) in the United States, the receipt by GSK or its Affiliate or Sublicensee of written notice from the FDA in accordance with 21 CFR 314.101(a)(2) that such NDA is officially “filed”, (b) in the European Union, receipt by GSK or its Affiliate or Sublicensee of written notice of acceptance by the EMEA of such MAA for filing under the centralized European procedure in accordance with any feedback received from European Regulatory Authorities; provided, that if the centralized filing procedure is not used, then Acceptance shall be determined upon the acceptance of such MAA by the applicable Regulatory Authority in the first Major EU Country, (c) in Japan, receipt by GSK or its Affiliate or Sublicensee of written notice of acceptance of filing of such MAA from the MHLW and (d) in any Other Major Market Country after receipt by GSK or its Affiliate or Sublicensee of written notice of acceptance of filing of the applicable applications by the competent Regulatory Authority of that specific country.

“Affiliate” means any Person, which, directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with a Party to this Agreement, regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date. A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person.

“Alliance Director” has the meaning assigned to such term in Section 3.4.

“Annual Net Sales” means total Net Sales in the Territory in a particular Calendar Year.

“Breaching Party” has the meaning assigned to such term in Section 12.2(a).

“Business Day” means a day on which banking institutions in New York, New York, United States, Amsterdam, The Netherlands and London, England are open for business, excluding any Saturday or Sunday.

“Calendar Day” means any day, including a Saturday, Sunday, Business Day or public or company holiday.

“Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

“Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

“cGMP” means all applicable standards relating to manufacturing practices for fine chemicals, intermediates, bulk products or Products, including (i) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 CFR Parts 210 and 211 and EU Commission Directives 2003/94/EC and 2005/28/EC and The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products, as each may be amended from time to time or (ii) standards promulgated by any governmental body having jurisdiction over the manufacture of a Compound, in the form of laws or regulations.

“Chairperson” has the meaning assigned to such term in Section 3.1(a).

“Change of Control Event” means a transaction in which a Party: (a) merges or consolidates with any other Person (other than an Affiliate or wholly-owned subsidiary not created for the purpose of such merger or consolidation of such Party with a Third Party ); or (b) effects any other transaction or series of transactions (other than a listing on a public recognised stock exchange or fund raising from existing or new investors in the ordinary course of business), such that the stockholders of such Party immediately prior thereto, in the aggregate, no longer own, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock of the surviving entity following the closing of such merger, consolidation, other transaction or series of transactions.

“Claims” has the meaning assigned to such term in Section 11.1.

“Clinical Candidate Selection Criteria” means the criteria (a) set forth in Exhibit A, and (b) as modified by the JSC for Compounds in each PROSENSA Collaboration Program pursuant to Section 2.6(a), for achievement of the Clinical Candidate Selection Milestone.

“Commercially Reasonable Efforts” means the following: (a) with respect to PROSENSA, such efforts that are consistent with the efforts and resources normally used by PROSENSA in the exercise of its reasonable business discretion relating to the research, development and commercial progression of a potential pharmaceutical product owned by it or to which it has exclusive rights, with similar product characteristics as the relevant Compound or Product, which is of similar market potential at a similar stage in its development or product life as the relevant Compound or Product, taking into account issues of scientific risk, patent coverage, safety and efficacy, product profile, competitiveness of the marketplace, proprietary position, the regulatory structure involved and profitability (including pricing and reimbursement status achieved or likely to be achieved) and other relevant factors, including without limitation, technical, legal, scientific and/or medical factors; and (b) with respect to GSK, such efforts that are consistent with the efforts and resources normally used by GSK in the exercise of its reasonable business discretion relating to the development and commercialization of a prescription pharmaceutical product or over-the-counter product as appropriate owned by it or to which it has exclusive rights, with similar product characteristics as the relevant Compound or Product, which is of similar market potential at a similar stage in its development or product life as the relevant Compound or Product, taking into account issues of patent coverage, safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position, the regulatory structure involved and profitability (including pricing and reimbursement status achieved or likely to be achieved) and other relevant factors, including without limitation, technical, legal, scientific and/or medical factors provided that GSK shall not be entitled to factor in amounts that would be owed to PROSENSA relating to the relevant Product.

“Competitive Infringement” has the meaning assigned to such term in Section 8.5(a).

“Compound” means any of (i) each of PRO051 and PRO044 and (ii) compounds comprising an antisense oligonucleotide (“AON”) that is directed to exon skipping by a mechanism intended to directly induce single exon skipping in the dystrophin gene for the treatment of DMD for the relevant exons of the Exon 51 Program, the Exon 44 Program, the DMD Program 3, or the DMD Program 4, as applicable, and meeting the criteria set by the JSC for the relevant PROSENSA Collaboration Program, unless otherwise mutually agreed by the JSC, and, in the case of (i) or (ii), all derivatives and improvements of such compound, (a) that are existing as of the Effective Date or (b) that are Researched and/or Developed by PROSENSA under a PROSENSA Collaboration Program or (c) as identified, further modified, optimized or otherwise Researched or Developed by GSK under a GSK Development Program.

“Confidential Information” has the meaning assigned to such term in Section 9.1.

“Control,” “Controls,” “Controlled” or “Controlling” means, with respect to any intellectual property, possession of the ability to grant the licenses or sublicenses as provided herein without violating the terms of any agreement or other arrangement with any Third Party. A Party shall be deemed to Control Joint IP to the extent of its individual or joint interest therein, as applicable.

“Develop” or “Development” means pre-clinical and clinical drug development activities relating to the development of Compounds, Products and/or processes and submission of information to a Regulatory Authority for the purpose of obtaining Regulatory Approval and Reimbursement Approval of a Product, and activities to develop manufacturing capabilities for Products. Development includes, but is not limited to, pre-clinical activities, toxicology studies, formulation, manufacturing process development and scale-up (including bulk compound production), manufacturing Compound or Product for Clinical Trials, quality assurance and quality control, technical support, pharmacokinetic studies, clinical studies and regulatory affairs activities.

“Development Plan” has the meaning assigned to such term in Section 2.2.

“Disclosing Party” has the meaning assigned to such term in Section 9.1.

“DMD” means Duchenne Muscular Dystrophy.

“DMD Program 3” means a program of Research and Development activities for PROSENSA’s proprietary Compounds targeted to specific exons of the human dystrophin gene existing as of the Effective Date or arising under the collaboration that are directed to exon skipping by a mechanism intended to directly induce single exon skipping in the dystrophin gene for the treatment of DMD by inducing cells to specifically skip translation of a mutually agreed exon(s) of the dystrophin gene, including any Secondary Compounds developed by PROSENSA, and as further described in Section 2.5(a).

“DMD Program 3 Initiation Payment” has the meaning assigned to such term in Section 2.5(a).

“DMD Program 4” means a program of Research and Development activities for PROSENSA’s proprietary Compounds targeted to specific exons of the human dystrophin gene existing as of the Effective Date or arising under the collaboration that are directed to exon skipping by a mechanism intended to directly induce single exon skipping in the dystrophin gene for the treatment of DMD by inducing cells to specifically skip translation of a mutually agreed exon(s), but exon(s) that are different from the exon(s) of DMD Program 3, of the dystrophin gene and any Secondary Compounds developed by PROSENSA, and as further described in Section 2.5(b).

“DMD Program 4 Initiation Payment” has the meaning assigned to such term in Section 2.5(b).

“EMEA” means the European Medicines Agency, and any successor entity thereto.

“EU Commercial Territory” or “ECT” means, collectively, Netherlands, Belgium, Sweden, Denmark, Norway and Finland.

“European Commission” means the executive body of the European Union that has legal authority to grant marketing authorization approvals for pharmaceutical products in the European Union following scientific evaluation and recommendation from the EMEA or other applicable Regulatory Authorities.

“EU Territory” or “ET” means, collectively, * * * * *.

“European Union” or “EU” means all countries that are officially recognized as member states of the European Union at any particular time during the Term.

“Executive Officers” means the executive officers designated by each Party as having the final decision-making authority with respect to the particular dispute being presented for resolution pursuant to Section 3.2(d).

“Exclusively Licensed IP” means (i) with respect to each Compound in the Exon 51 Program, and (ii) with respect to each Compound in a PROSENSA Collaboration Program for which GSK exercises the Option and receives rights upon exercise pursuant to Section 4.2 or by operation of the applicable provisions of Article 12, in the case of either (i) or (ii) above shall include both (a) and (b) as follows: (a) any and all PROSENSA Know-How and Joint Know-How, in each case that describes the composition of matter of or is necessary or useful for the making, use (including method of use) or sale of such Compound, and (b) any and all PROSENSA Patent Rights and Joint Patent Rights, in each case that claims or covers the composition of matter of or the making, use (including method of use) or sale of any such Compound.

“Exon 44 Program” means a program of Research and Development activities for PROSENSA’s proprietary Compounds targeted to specific exons of the human dystrophin gene existing as of the Effective Date or arising under this Agreement that are intended to treat DMD by a mechanism of single exon-skipping intended to induce cells to specifically skip translation of exon 44 of the dystrophin gene, including the Lead Compound “PRO044” and any other Compounds that are Researched or Developed by or on behalf of PROSENSA or its Affiliate qualifying under this definition.

“Exon 51 Program” means a program of Research and Development activities for PROSENSA’s proprietary Compounds targeted to specific exons of the human dystrophin gene existing as of the Effective Date or arising under this Agreement that are intended to treat DMD by a mechanism of single exon-skipping intended to induce cells to specifically skip translation of exon 51 of the dystrophin gene, including the Lead Compound “PRO051” and any other Compounds that are Researched or Developed by or on behalf of PROSENSA or its Affiliate qualifying under this definition.

“FDA” means the U.S. Food and Drug Administration, and any successor entity thereto.

“Field” means any purpose including without limitation the treatment, palliation, prevention and/or diagnosis of any human or animal disease, disorder or condition.

“First Commercial Sale” means, with respect to each Product, the first sale for which revenue has been recognized by GSK or PROSENSA or their respective Affiliate or Sublicensees for use or consumption by the general public of such Product in any country in the Territory after all required Regulatory Approvals and Reimbursement Approvals have been granted, or such sale is otherwise permitted, by the Regulatory Authority in such country (e.g. ATU sale in France), provided, that, the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or Sublicensee unless the Affiliate or Sublicensee is the last entity in the distribution chain of the Product and (b) any use of such Product in Clinical Trials, preclinical activities or other Research or Development activities, or disposal or transfer of Products for a bona fide charitable purpose.

“Generic Competition” means with respect to the GSK Product(s) in any particular country, the existence of any Generic Product(s) in direct competition with such GSK Product(s) in such country that amount to * * * * * of the market for such GSK Product(s) in such country.

“Generic Product” means any pharmaceutical product that (a) is sold by a Third Party that is not a licensee or Sublicensee of GSK or its Affiliates, or any of their licensees or Sublicensees, under a marketing authorization granted by a Regulatory Authority to such Third Party and (b) contains the same or a similar compound as an active pharmaceutical ingredient as the relevant Product and (c) (i) for purposes of the United States, is approved in reliance, in whole or in part, on the prior approval of a Product or on the safety and efficacy data generated for the prior approval of a Product, in each case as determined by the FDA, or (ii) for purposes of a country outside the United States, is approved in reliance, in whole or in part, on the prior approval of a Product or on the safety and efficacy data generated for the prior approval of a Product, in each case as determined by the applicable Regulatory Authority.

“Global Brand Team” or “GBT” has the meaning assigned to such term in Section 3.3.

“GSK Development Compound” means any Compound, arising out of (i) the exclusively licensed Exon 51 Program, pursuant to Section 4 or (ii) a PROSENSA Collaboration Program that has become a GSK Development Program upon GSK’s exercise of the applicable Option.

“GSK Development Plan” shall have the meaning assigned to it in Section 5.1(d).

“GSK Development Program” means each of (i) the Exon 51 Program, and (ii) any PROSENSA Collaboration Program for which GSK has exercised its Option and, for both (i) and (ii), where such Program has not been terminated by GSK or terminated by PROSENSA (i.e for a termination by PROSENSA in the case of an uncured material breach by GSK of its diligence or other obligations with respect to such Program).

“GSK IP” means GSK Know-How and GSK Patent Rights.

“GSK Know-How” means Know-How that is solely owned or otherwise Controlled by GSK and is (i) discovered, developed, invented or created solely by or on behalf of GSK as of the Effective Date or at any time during the Term of this Agreement pursuant to, and is utilized and incorporated in, a PROSENSA Collaboration Program or a GSK Development Program and (ii) necessary or useful for the Research, Development making, use or sale of Compounds.

“GSK Patent Rights” means all Patent Rights solely owned or otherwise Controlled by GSK as of the Effective Date or at any time during the Term of the Agreement which claim or cover GSK Know-How.

“GSK Product” means a Product Developed and commercialized by GSK or its Affiliate or Sublicensee under or resulting from a GSK Development Program.

“Indemnitee” has the meaning assigned to such term in Section 11.3.

“Initiation Payment” means a DMD Program 3 Initiation Payment or a DMD Program 4 Initiation Payment as the case may be.

“Joint IP” means Joint Know-How and Joint Patent Rights. [—]

“Joint Know-How” means Know-How that is discovered, developed, invented or created jointly by or on behalf of employees, agents and/or consultants of PROSENSA and/or its Affiliate on the one hand, and by or on behalf of employees, agents and/or consultants of GSK and/or its Affiliate on the other hand, at any time during the Term of and pursuant to this Agreement.

“Joint Patent Rights” means all Patent Rights owned jointly by PROSENSA and GSK at any time during the Term of this Agreement covering or claiming Joint Know-How.

“Joint Patent Subcommittee” or “JPS” has the meaning assigned to such term in Section 3.1(h).

“Joint Project Team” or “JPT” has the meaning assigned to such term in Section 3.2.

“Joint Steering Committee” or “JSC” has the meaning assigned to such term in Section 3.1.

“Know-How” means all (a) information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data, results (including pharmacological, toxicological and clinical test data and results, and Research or Development data, reports and batch records), clinical, safety, analytical and quality control data, analytical methods (including applicable reference standards), full batch documentation, packaging records, release, stability, storage and shelf-life data, manufacturing process information and quality control data, results or descriptions, software and algorithms, regulatory filings, pharmaceutical data, instructions, processes, procedures, formulas, drawings, technical and non-technical data and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material. As used in this definition, “clinical test data” shall be deemed to include all information related to the clinical or pre-clinical testing of a Compound or Product, including without limitation patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, regulatory filings and communications, and the like.

“Know-How Royalty” has the meaning assigned to such term in Section 6.3(b).

“Lead Compound” means a Compound which is the most advanced Compound within the Exon 51 Program, Exon 44 Program, DMD Program 3 and DMD Program 4. Specifically, the Lead Compound of the Exon 51 Program is PRO051 and the Lead Compound of the Exon 44 Program is PRO044.

“Losses” has the meaning assigned to such term in Section 11.1.

“MAA” means a regulatory application filed with the EMEA or MHLW seeking Regulatory Approval of a Product, and all amendments and supplements thereto filed with the EMEA or MHLW.

“Major EU Country” means any of * * * * *.

“Market Exclusivity Rights” means (a) a marketing exclusivity right conferred upon the sponsor of a drug for a rare disease or condition under 21 United States Code Section 360cc, any analogous provision of law applicable in any other country in the Territory, or any provision of law that is a successor to them; and (b) “market exclusivity” that is additive or complementary to that specified in the preceding clause “a” that is earned and granted as a result of the conduct of specified paediatric studies, under 21 United States Code Section 355a, any analogous provision of law applicable in any other country in the Territory, or any provision of law that is a successor to them.

“Materials” has the meaning assigned to such term in Section 2.9.

“MHLW” means the Ministry of Health, Labour and Welfare of Japan, or the Pharmaceuticals and Medical Devices Agency (the “PMDA,” formerly known as IYAKUHIN SOGO KIKO), or any successor to either of them, as the case may be.

“Milestone Criteria” means either * * * * *, as the case may be.

“Milestone Report” has the meaning assigned to such term in Section 2.7(a).

“NDA” means a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq. or its successor regulation) and all amendments and supplements thereto filed with the FDA.

“Net Sales” means, with respect to any Product, the gross invoiced sales price of such Product sold by GSK or PROSENSA or their respective Affiliates or Sublicensees (the “Selling Party”) in finished product form, packaged and labelled for sale, under this Agreement in arm’s length sales to Third Parties, less deductions allowed to the Third Party customer by the Selling Party and actually incurred, allowed, paid, accrued or specifically allocated as reported by the Selling Party in its financial statements in accordance with the International Financial Reporting Standards (“IFRS”) for GSK or PROSENSA (or any other Selling Party which accounts in accordance with IFRS) applied on a consistent basis, for:

(a)	customary and reasonable trade, quantity, and cash discounts and wholesaler allowances; provided that, in the case of pharmacy incentive research programs, hospital performance incentive research program chargebacks, disease management research programs, similar research programs or discounts and wholesaler allowances on “bundles” of products, all discounts, wholesaler allowances and the like shall be applied on a reasonable and proportionate basis;

(b)	customary and reasonable credits, rebates and chargebacks (including those to managed-care entities and government agencies), and allowances or credits to customers on account of rejection or returns (including, but not limited to, wholesaler and retailer returns) or on account of retroactive price reductions affecting such Product;

(c)	freight, postage and duties, and transportation charges relating to such Product, including handling and insurance thereto to the extent included on the invoice;

(d)	sales (such as VAT or its equivalent) and excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities and any other governmental charges imposed upon the importation, use or sale of such Product to Third Parties (excluding any taxes paid on the income from such sales) to the extent the Selling Party is not otherwise entitled to a credit or a refund for such taxes, duties or payments made;

(e)	the lesser of (a) * * * * * of the aggregate gross amount billed or invoiced on sales of a Product in the relevant country or (b) the actual amount of any write offs for bad debt relating to such sales during the period in which a Selling Party has the obligation to pay a royalty; and

(f)	other items actually deducted from gross sales in relation to changes in accounting guidelines as per IFRS and to the extent that such deductions are consistently applied across the relevant Party’s business.

Sales between GSK and its Affiliates or Sublicensees, or PROSENSA and its Affiliates or Sublicensees, as applicable, shall be excluded from the computation of Net Sales, and no payments will be payable on such sales except where such Affiliate or Sublicensee is the end user in the distribution chain for the Product, in which case such sales shall be deemed to be at a price which is equivalent to the price which would normally be charged on an arms’ length basis for equivalent sales.

For purposes of determining royalties and sales milestones payable on Combination Products, Net Sales will be calculated as follows, in each Calendar Quarter:

If a Product is sold as part of a Combination Product (as defined below), Net Sales will be * * * * * where:

A is * * * * *; and

B is * * * * *.

* * * * * If the Parties are unable to reach such an agreement prior to the end of the applicable accounting period, then the Parties will refer such matter to a jointly selected Third Party with expertise in the pricing of pharmaceutical products that is not an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party for resolution in accordance with Section 13.1(b).

As used in this Agreement, “Combination Product” means a Product that contains one or more additional active ingredients (whether coformulated or copackaged) that are neither Compounds nor generic or other non-proprietary compositions-of-matter. Pharmaceutical dosage form vehicles, adjuvants and excipients shall be deemed not to be “active ingredients”.

“Non-breaching Party” has the meaning assigned to such term in Section 12.2(a).

“Option” has the meaning assigned to such term in Section 4.2(a).

“Option Exercise Fee” means the fee payable by GSK on exercise of an Option as set out in Section 6.2.

“Option Period Start” has the meaning assigned to such term in Section 4.2(c).

“Other Major Market Country” means any country or economic region having a population greater than * * * * *, other than the United States, any Major EU Country, or Japan.

“Party” or “Parties” has the meaning assigned to such term in the Preamble.

“Patent Costs” means the reasonable fees and expenses paid to outside legal counsel, and filing, maintenance and other out-of-pocket expenses paid to Third Parties, incurred in connection with the Prosecution and Maintenance of Patents.

“Patent/Market Exclusivity Royalty” has the meaning assigned to such term in Section 6.3(a).

“Patent Rights” means (a) all patents and patent applications in any country or supranational jurisdiction in the Territory, (b) any substitutions, divisions, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, utility models, inventors certificates, supplementary protection certificates and the like of any such patents or patent applications, and (c) foreign counterparts of any of the foregoing.

“Payee” has the meaning assigned to such term in Section 6.7.

“Payor” has the meaning assigned to such term in Section 6.7.

“Person” means any individual, partnership, joint venture, limited liability company, limited liability partnership, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

“Primary Compound” means a Compound selected by the JSC for progression to a POC Study as set forth in Section 2.5.

“Product” means any product that includes a Compound, whether or not as the sole active ingredient and in any dosage form or formulation.

“Program” means the Exon 51 Program, a PROSENSA Collaboration Program, a PROSENSA Development Program, or a GSK Development Program, as applicable.

“Proof of Concept” or “POC” means the stage of Development at which a Lead Compound has successfully satisfied the Proof of Concept Criteria.

“Proof of Concept Criteria” or “POC Criteria” means the clinical and the non-clinical criteria established by the JSC, pursuant to Section 2.6(c), which is designed to determine whether a Lead Compound demonstrates Proof of Concept, that is, (i) the endpoints and parameters for the Proof of Concept Study designed to indicate a degree of efficacy, for example determined by the level of dystrophin expression, required to signal differentiation in a particular indication in patients with the disease under study with the appropriate safety profile for such indication, and (ii) the associated non-clinical Proof of Concept Criteria, that is, the non-clinical safety assessment, metabolism, pharmacokinetics and chemical manufacture and control criteria to be defined by the JSC on a PROSENSA Collaboration Program-by-PROSENSA Collaboration Program basis.

“Proof of Concept Study or “POC Study” shall mean, with respect to a particular Lead Compound, the first human Clinical Trial of such Lead Compound, carried out in accordance with normal industry standards, that meets the requirements of 21 C.F.R. Section 312.21(b), unless otherwise agreed by the JSC, and is intended to explore the effectiveness and signal for differentiation of the Lead Compound for a particular indication in patients with the disease under study and to determine the common short-term side effects and risks associated with the drug and thus to satisfy the clinical Proof of Concept Criteria if successful. For clarity, the Proof of Concept Study is intended only to provide evidence of efficacy as described above of a particular Lead Compound and is not intended to be a pivotal trial or dose-ranging study or otherwise to provide data sufficient to support any Regulatory Approval.

“Proof of Concept Study Design” or “POC Study Design” means the design, content and endpoints for a Proof of Concept Study.

“PRO044” means a 2’-O-methyl-phosphoro-thioate-oligoribonucleotide with sequence 5’-UCA GCU UCU GUU AGC CAC UG-3’.

“PRO051” means a 2’-O-methyl-phosphoro-thioate-oligoribonucleotide with sequence 5’-UCA AGG AAG AUG GCA UUU CU-3’.

“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent Right, the preparing, filing, prosecuting and maintenance of such Patent Right, as well as re-examinations, reissues, and requests for patent term adjustments, patent term extensions and supplementary protection certificates with respect to such Patent, together with the initiation or defense of interferences, the initiation or defense of oppositions, revocation and invalidity proceedings, and other similar proceedings with respect to the particular Patent, and any appeals therefrom. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent.

“PROSENSA Collaboration Program” means each of PROSENSA’s programs of Research and Development activities for Compounds targeted to specific exons of the human dystrophin gene, and collectively, the PROSENSA Collaboration Programs includes the “Exon 44 Program”, the “DMD Program 3” and the “DMD Program 4”.

“PROSENSA Development Program” means a PROSENSA Collaboration Program for which GSK fails to exercise its Option before expiration or GSK declines its Option, a PROSENSA Collaboration Program that is terminated by the JSC or GSK, or a terminated GSK Development Program, where such Program has been terminated by GSK or PROSENSA by operation of the applicable provisions of Article 12 containing Compounds and Products that PROSENSA elects to further Develop and commercialize.

“PROSENSA IP” means the PROSENSA Know-How and the PROSENSA Patent Rights.

“PROSENSA Know-How” means Know-How that is (i) solely owned or otherwise Controlled by PROSENSA and/or is discovered, developed, invented or created solely by or on behalf of PROSENSA as of the Effective Date or at any time during the Term of this Agreement pursuant to, and utilized in, a PROSENSA Collaboration Program or GSK Development Program and (ii) necessary or useful to the Research, Development making, use or sale of Compounds.

“PROSENSA Patent Rights” means all Patent Rights solely owned or otherwise Controlled by PROSENSA as of the Effective Date or at any time during the Term of this Agreement which cover or claim PROSENSA Know-How.

“PROSENSA Product” means a Product Developed and commercialized by PROSENSA under a PROSENSA Development Program.

“Receiving Party” has the meaning assigned to such term in Section 9.1.

“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of a particular Product in the applicable jurisdiction.

“Regulatory Authority” means the FDA in the U.S. or any health regulatory authority in another country in the Territory that is a counterpart to the FDA and holds responsibility for granting regulatory marketing approval for a Product in such country, including the European Commission and the MHLW, and any successor(s) thereto.

“Reimbursement Approval” means any and all pricing and/or reimbursement approvals, licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity, or by a payor or charitable organisation relating to the sale or transfer of a particular Product in the applicable jurisdiction including in the EU applicable reimbursement in a Major EU Country, in the U.S. applicable first reimbursement by the first applicable agency, payor or organisation, in Japan applicable first reimbursement by the first applicable agency, payor or organisation, and in any other jurisdiction applicable first reimbursement by the first applicable agency, payor or organisation in such jurisdiction.

“Research” means the discovery, identification, research, characterization, modification, derivatization, optimization, and pre-clinical testing of pharmaceutical compounds.

“Research Term” has the meaning assigned to such term in Section 2.3.

“Review Period” has the meaning assigned to such term in Section 4.2(d).

“Secondary Compound” means a Compound in a PROSENSA Collaboration Program that meets the Candidate Selection Criteria but is not selected for progression to POC studies by the JSC as set forth in Section 2.5.

“Subcommittee” has the meaning assigned to such term in Section 3.1(g).

“Sublicense Income” means all consideration, including upfront payments, milestone payments and royalties not constituting pass-through royalties under this Agreement, received by GSK or its Affiliates under this Agreement from Third Party Sublicensees, excluding (a) pass-through milestones and royalties owed hereunder with respect to Products and (b) amounts received by GSK or its

Affiliates in consideration for the purchase by Sublicensees of any securities of GSK or its Affiliates at a price equal to the then fair market value of such securities.

“Sublicensee” means, with respect to a particular Product, an Affiliate or a Third Party to whom GSK or PROSENSA, as applicable, has granted a sublicense or license under any PROSENSA IP and/or Joint IP and/or GSK IP licensed to such Party, as permitted in accordance with the provisions of this Agreement, but excluding any Third Party acting solely as a distributor.

“Term” has the meaning assigned to such term in Section 12.1.

“Territory” means the entire world.

“Triggering Entity” means (i) any pharmaceutical, biotechnology or biopharmaceutical company that had at least * * * * * in annual aggregate net sales of pharmaceutical products (based on data provided by IMS International, or, if such data is not available, such other reliable data source as reasonably determined and mutually agreed in writing by the Parties) (ii) any one or more Persons that are direct or indirect parent holding companies of subsidiaries of the pharmaceutical, biotechnology or biopharmaceutical company described in clause (i) above or (iii) any Affiliate of the pharmaceutical, biotechnology or biopharmaceutical company described in clause (I) above.

“Third Party” means any Person other than PROSENSA or GSK or an Affiliate of PROSENSA or GSK.

“United States” or “U.S.” means the United States of America and all of its territories and possessions.

“VAT” means the tax imposed by Council Directive 2006/112/EC of the European Community and any national legislation implementing that directive together with legislation supplemental thereto and in particular, in relation to the United Kingdom, the tax imposed by the Value Added Tax Act.

“Valid Claim” means any claim within a pending, allowed or issued U.S. patent application or patent, or pending, accepted or issued patent application or patent in a jurisdiction outside the U.S., that: (a) has not expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including without limitation through opposition, re-examination, reissue or disclaimer and (b) in the case of a pending patent application, has not been pending for more than * * * * * from either (i) the date PROSENSA took over prosecution control of such Patent Rights or (ii) the earliest priority date of patent applications first filed by PROSENSA, provided that in either (i) or (ii), such patent application was prosecuted in good faith by PROSENSA.

2	RESEARCH AND DEVELOPMENT

2.1	Overview

PROSENSA has completed a Phase I/II study with PRO051 and has initiated an open-label extension study. This extension study will be subject to a formal three (3) month safety review as well as a Six Month Safety and Data Review. PROSENSA will grant to GSK an exclusive commercial license to PRO051 as of the Effective Date. Pursuant to this Agreement and as further provided in this Article 2, PROSENSA will undertake certain activities for the Exon 51 Program (pursuant to Section 2.4 (a)(i)) and will conduct the PROSENSA Collaboration Programs. The objective of the PROSENSA Collaboration Programs is the identification, optimization, Research and Development of Compounds, which Compounds GSK shall have Options to exclusively license on a worldwide basis, as provided in Article 4. For clarity, the Exon 44 Program will be undertaken by PROSENSA commencing at the Effective Date, whereas PROSENSA will undertake DMD Program 3 commencing within * * * * * of the Effective Date and DMD Program 4 commencing within * * * * * of the Effective Date pursuant to Section 2.5 and following payment by GSK pursuant to Section 6.2(c), provided, however, that the Parties will consider the possibility of shortening these timelines and the actual start of these Programs at the first meeting of the JSC.

2.2	Development Plans

Each PROSENSA Collaboration Program will be carried out by PROSENSA pursuant to a development plan (each, a “Development Plan”) that will outline anticipated Research and Development activities to be conducted by PROSENSA, the anticipated timelines for carrying out such activities and the criteria to be met in reaching the Program milestones to enable a determination on completion of the relevant activities as to whether all of the applicable Milestone Criteria have been met. Any estimates regarding the timelines of such activities shall be intended as a general guide only. Development Plans for the Exon 44 Program will be prepared by PROSENSA following the Effective Date and submitted to the JSC for comment and approval. PROSENSA shall consider all comments of the JSC in good faith and shall prepare a final Development Plan for approval by the JSC promptly following receipt of such comments. Development Plans for DMD Program 3 and DMD Program 4 will be prepared by PROSENSA following payment by GSK of the DMD Program 3 Initiation Payment and DMD Program 4 Initiation Payment pursuant to Section 6.2(c), respectively, and submitted to the JSC for comment and approval. PROSENSA shall consider all comments of the JSC in good faith and shall prepare a final Development Plan for approval by the JSC promptly following receipt of such comments.

From time to time during the Research Term, PROSENSA shall update each Development Plan (or applicable portion thereof) and shall submit such updated Development Plan to the JSC for review and comment. PROSENSA shall consider all such comments in good faith before preparing an updated Development Plan. Each updated Development Plan shall replace the Development Plan previously in effect. Each Development Plan will be reviewed as necessary at each meeting of the JSC, and at any other time upon the request of either Party, and the JSC may suggest modifications, as appropriate, to reflect material scientific or commercial developments. In the event of any inconsistency between any Development Plan and this Agreement, the terms of this Agreement shall prevail and any such inconsistent portion of a Development Plan shall be amended on a timely basis.

2.3	Research Term

The Research term shall commence on the Effective Date and shall expire, on a Program-by-Program basis, upon the earlier of (i) with respect to the Exon 44 Program, five (5) years after the Effective Date, and with respect to the DMD Program 3 and DMD Program 4, five (5) years after the receipt of the Initiation Payment by PROSENSA for such Program, or (ii) the date that the last Option with respect to such Program is exercised or expires un-exercised by GSK (unless terminated earlier in accordance with this Agreement) (the “Research Term”), subject to extension if agreed by the Parties.

2.4	The Exon 51 Program and the PROSENSA Collaboration Programs

(a)	PROSENSA Rights and Responsibilities.

(i)	The Exon 51 Program. Non-clinical Research Activities: For the Exon 51 Program and subject to the rights granted to GSK in Article 4 and the other relevant provisions of this Agreement, PROSENSA will continue and finalize only those certain non-clinical Research experiments for PRO051 that are ongoing or specifically planned as of the Effective Date as documented in PROSENSA’s existing written records, and as more specifically set forth in the protocol entitled “36126 TCP 39-week toxicity study by subcutaneous injection in cynomologus monkeys followed by a 26-week treatment-free period”. GSK shall bear the cost associated with such study pursuant to this Section 2.4(a)(i), and PROSENSA will invoice GSK for such cost. Development Activities: After the Effective Date, PROSENSA will have the right to conduct only those specific Development activities, including but not limited to clinical and CMC activities, for the Exon 51 Program that are set forth in Exhibit D, and all such activities shall be subject to the sole decision-making authority of GSK. Subject to a budget agreed upon in advance by the Parties, GSK shall bear the costs and expenses associated with all such Development activities conducted by PROSENSA pursuant to this Section 2.4(a)(i), and PROSENSA will invoice GSK for such costs and expenses on a Calendar Quarter basis, including internal PROSENSA FTE costs as well as any agreed-upon pass through expenses.

(ii)

The PROSENSA Collaboration Programs. Prior to GSK’s exercise of an Option with respect to a PROSENSA Collaboration Program, PROSENSA shall have responsibility for the conduct of the Research and Development of each Compound (including, but not limited to, Clinical Trials and submissions to Regulatory Authorities) under such PROSENSA Collaboration Program in accordance with the applicable Development Plan. PROSENSA shall be solely responsible for all internal and external costs and expenses in connection with the PROSENSA Collaboration Programs up to the date of GSK’s exercise of an Option in relation to such a PROSENSA Collaboration Program. PROSENSA Development Activities after Option Exercise: After the Option Exercise Date for a given PROSENSA Collaboration Program, and only if and to the extent mutually agreed in writing by the Parties, PROSENSA will have the limited right to conduct those specific Development activities as may be agreed in writing by the Parties, and all such activities shall be subject to the sole decision-making authority of GSK. Subject to a budget agreed upon in advance by the Parties, GSK shall bear the costs and expenses associated with all such Development activities, which may also include pre-clinical and CMC activities, conducted by PROSENSA pursuant to this Section 2.4(a)(ii), and PROSENSA will invoice GSK for such costs and expenses on a Calendar Quarter basis. PROSENSA’s obligation to conduct each PROSENSA Collaboration Program shall terminate at the earlier of (i) GSK’s exercise of the Option with respect to such PROSENSA Collaboration Program, (ii) expiration of the Research Term, as may be extended pursuant to Section 2.3, or (iii) a decision being made by the JSC to terminate such PROSENSA Collaboration Program.

(b)

Diligence. The objective of each PROSENSA Collaboration Program is to (i) discover and Develop a Lead Compound for each Program for further Development under the terms of this Agreement and (ii) progress each Lead Compound to the completion of the POC Study. The JSC will commence a review at the point at which the first Lead Compound(s) is * * * * * in the relevant PROSENSA Collaboration Program to determine the liabilities associated with such Lead Compound(s). During the Research Term, PROSENSA shall use Commercially Reasonable Efforts to conduct each PROSENSA Collaboration Program and related Research and Development activities for such PROSENSA Collaboration Program in accordance with the applicable Development Plan once such plan has been approved by the

JSC in accordance with Section 2.2. If in relation to any PROSENSA Collaboration Program PROSENSA is unable to identify a Lead Compound which meets the Clinical Candidate Selection Criteria within the Research Term, PROSENSA’s obligations under this Section 2 shall cease in relation to that PROSENSA Collaboration Program, unless otherwise agreed by the JSC.

(c)	GSK Research and Funding Responsibilities.

(i)	GSK shall, upon PROSENSA’s reasonable request, consult with PROSENSA regarding the Research and Development of Compounds under each PROSENSA Collaboration Program.

(ii)	As of the Effective Date, GSK shall assume all costs and expenses with respect to the continued Development of the Exon 51 Program, including the 9 months toxicology study as referred to in Section 2.4(a) and CMC costs, including API or finished product costs related to any pivotal studies, and all clinical activities.

(iii)	Upon the exercise of an Option of a PROSENSA Collaboration Program, GSK shall assume all costs and expenses associated with continuing such Program, including all pre-clinical, clinical development and CMC activities occurring upon and after the exercise of such Option.

2.5	Initiation of DMD Program 3 and DMD Program 4

(a)

DMD Program 3 - Within * * * * * after the Effective Date but no later, and at GSK’s sole discretion, GSK will make a payment, as described in Section 6.2(c) (the “DMD Program 3 Initiation Payment”), in order to secure an exclusive Option to a third DMD Program. PROSENSA will initiate and conduct, at its sole cost, two (2) new DMD exon-skipping projects (each such project focusing on a separate exon to be skipped whereby the benefiting patient populations have a similar prevalence) upon such payment from GSK and both projects will be considered “DMD Program 3”. Alternatively, such payment may secure an exclusive Option to an already-existing early stage DMD program(s) already in Development by PROSENSA. PROSENSA will identify * * * * *

Compounds from each project within Program 3 and progress the Research and Development of each such Compound to a point where it meets the Clinical Candidate Selection Criteria. The JSC will then select one (1) Compound from each project for progression to a POC Study (each a “Program 3 Primary Compound”). The non-selected Compounds from each such project shall become the Program 3 Secondary Compounds. GSK will have an exclusive option to obtain an exclusive worldwide license on the terms set forth in this Agreement to all of the DMD Program 3 Compounds from the selected project following the completion, by PROSENSA of all work up to the completion of the POC Study * * * * * for the Program 3 Primary Compounds. The Program 3 Primary Compound selected by GSK upon exercise of the DMD Program 3 Option will become the Lead Compound for DMD Program 3. Notwithstanding anything to the contrary contained herein, upon GSK’s exercise of the exclusive Option with respect to a project in the DMD Program 3, PROSENSA shall have no further obligations to GSK to Research or Develop the Program 3 Secondary Compound for the selected DMD Program 3 project or the Compounds within the non-selected DMD Program 3 project, and PROSENSA shall have the exclusive right, at its sole discretion, to Research, Develop and commercialize any Compounds within the non-selected DMD Program 3 project as PROSENSA Products in the Territory in the Field, alone or with any Third Party or through any Sublicensee, Affiliate or subcontractor.

(b)

DMD Program 4 - Within * * * * * of the Effective Date but no later, and at GSK’s sole discretion, GSK will make a payment, as described in Section 6.2(c) (the “DMD Program 4 Initiation Payment”), in order to secure an exclusive Option to a fourth DMD Program. PROSENSA will initiate and conduct, at its sole cost, two (2) new DMD exon-skipping projects (each such project focusing on a separate exon to be skipped whereby the benefiting patient populations have similar prevalence) upon such payment from GSK and both projects will be considered “DMD Program 4”. Alternatively, such payment may secure an exclusive Option to an already existing early stage DMD program(s) already in Development by PROSENSA. PROSENSA will identify * * * * * Compounds from each project within DMD Program 4 and progress each such Compound to a point where it meets the Clinical Candidate Selection Criteria. The JSC will then select one (1) Compound from each project for progression to a POC Study (each a “Program 4 Primary Compound”). The non-selected Compounds from each such project shall become the Program 4 Secondary Compounds. GSK will have an exclusive Option to obtain an exclusive worldwide license on the terms set forth in this Agreement under Section 4.2 to all of the DMD Program 4 Compounds from the selected project following the completion, by PROSENSA of all work up to the completion of the Proof of Concept Study * * * * *. Notwithstanding anything to the contrary contained herein, upon GSK’s exercise of the exclusive Option with respect to a project in the DMD Program 4, PROSENSA shall have no further obligations to GSK to Research or Develop the Program 4 Secondary Compound for the selected DMD Program 4 project or the Compounds within the non-selected DMD Program 4 project, and PROSENSA shall have the exclusive right, at its sole discretion, to Research, Develop and commercialize any Compounds within the non-selected DMD Program 4 project as PROSENSA Products in the Territory in the Field, alone or with any Third Party or through any Sublicensee, Affiliate or subcontractor.

In the two cases above, GSK’s exclusive Option to the DMD Program 3 and the DMD Program 4 will be applied only to the first Program 3 Primary Compound within the DMD Program 3 and the first Program 4 Primary Compound within the DMD Program 4, respectively, to reach the Option Period Start.

(c)	Reinstated Programs.

(i)	In the event that, for any PROSENSA Collaboration Program under this Agreement, such Program is terminated by the JSC and PROSENSA subsequently elects to resume the progression of any new or existing Compound under such terminated Program within * * * * * after the date of such termination, then such activities shall be deemed to be a reinstatement of the applicable PROSENSA Collaboration Program, and each Party’s terminated rights and obligations with respect to such Program and all Compounds thereunder shall be fully reinstated, and such Option shall be in effect and exercisable upon all the same terms as stated under this Agreement, and each Party shall have all of its rights and obligations from the termination point forward with respect to the reinstated Program in accordance with the terms of this Agreement.

(ii)	In the event that the GSK Development Program resulting from the Exon 51 Program is terminated by GSK in good faith on the basis of scientific, technical or regulatory reasons, and PROSENSA subsequently elects to progress any new or existing Compound under the Exon 51 Program, other than PRO051, within * * * * * after the date of such termination, then, at GSK’s discretion, GSK shall have the right, but not the obligation, upon written notice to PROSENSA, to reinstate the terminated GSK Development Program substituting such Compound for PRO051, and each Party’s terminated rights and obligations with respect to such GSK Development Program thereunder shall be fully reinstated from the termination point forward (substituting such Compound for PRO051 thereunder) upon all the same terms as stated under this Agreement.

(iii)

Notwithstanding the foregoing and for clarity, the provisions of this Section 2.5 shall not apply to (i) any Program that is unilaterally terminated by GSK (other than as provided in paragraph (ii) above) pursuant to Section 12.3, or (ii) any Program terminated by PROSENSA for GSK’s material breach pursuant to Section 12.2 or (iii) any Compound within a non-selected DMD Program 3 project or non-selected DMD Program 4 project as described in Section 2.5(a) and (b), respectively or (iv) any PROSENSA Collaboration Program for which a Compound under such PROSENSA

Collaboration Program has met the POC Criteria and GSK has (a) declined the applicable Option under such PROSENSA Collaboration Program or (b) allowed such Option to expire.

2.6	Milestone Criteria

(a)	Clinical Candidate Selection Criteria for DMD Program 3 and DMD Program 4. The JSC shall agree upon the Clinical Candidate Selection Criteria for programs within the DMD Program 3 and DMD Program 4, within (i) * * * * * of GSK making the payment as per Section 2.5 and 6.2c. Such Clinical Candidate Selection Criteria shall be consistent with the generic criteria attached in Exhibit A, modified as necessary by mutual agreement of the JSC.

(b)	Six Month Safety and Data Review During PhI/II Extension Study Criteria for the Exon 51 Program and the Exon 44 Program. The Parties have agreed upon the Six Month Safety and Data Review During PhI/II Extension Study Criteria as set forth on Exhibit B for the Exon 51 Program and Exon 44 Program.

(c)	Proof of Concept Criteria. Prior to the initiation of the first applicable Clinical Trial for a PROSENSA Collaboration Program, the Parties shall through the JSC agree upon the provisional Proof of Concept Criteria for each PROSENSA Collaboration Program and prior to entering into the relevant Study the Parties shall agree on the final criteria, subject to Section 3.1(d). For the avoidance of doubt, the Parties acknowledge that the POC Criteria with respect to the Exon 44 Program are established and agreed as set forth on Exhibit C. In addition the general guidelines for non-clinical criteria are set forth in Exhibit C.

(d)	Proof of Concept Study Design. The JSC shall be responsible for Proof of Concept Study Design for each PROSENSA Collaboration Program subject to Section 3.1(d).

2.7	Evaluation of Milestone Criteria

(a)	In the event that a Compound achieves all or substantially all of the Milestone Criteria after PROSENSA has completed the activities required to make such an assessment, PROSENSA shall promptly notify GSK in writing of such event and shall provide to the JSC a completed data package containing a set of the analyses, results, raw data, reports and any related correspondence and information received from or sent to any Regulatory Authority from the PROSENSA Collaboration Program for such Lead Compound (the “Milestone Report”). Unless otherwise agreed to by the Parties, the JSC will schedule an ad hoc meeting as soon as reasonably possible, but in any event not more than * * * * * after receipt by GSK of such complete Milestone Criteria Report, to review such Milestone Report and to confirm whether or not such Compound meets all or substantially all of the applicable Milestone Criteria. In the event that the JSC agrees that all or substantially all of the applicable Milestone Criteria have been met, subject to payment of the milestone as outlined in Section 6.2, PROSENSA shall use its Commercially Reasonable Efforts to continue to progress the PROSENSA Collaboration Program through to completion of the Proof of Concept Study.

(b)	If all or substantially all of the applicable Milestone Criteria have not been met, then PROSENSA shall complete any additional studies as are required by the JSC to determine if all or substantially all of the applicable Milestone Criteria have been met and if they have, subject to payment of the applicable milestone, progress such Compound through completion of the Proof of Concept Study under the relevant provisions of Articles 2 and 3. If the Parties disagree as to whether or not the relevant Milestone Criteria can reasonably be achieved for any particular Compound, such dispute will be referred to expert determination in accordance with Section 13.1(b).

2.8	Reports

PROSENSA shall provide written progress reports on the status of each PROSENSA Collaboration Program, including without limitation summaries of data associated with PROSENSA’s Research and Development activities and the anticipated timelines for carrying out such activities. PROSENSA shall provide such written report to JSC members at least * * * * * in advance of the applicable JSC meeting.

2.9	Material Transfer

To facilitate the conduct of the Programs, either Party may provide to the other Party certain biological materials or chemical compounds, such as cell-based assays or specific Compounds, owned by or licensed to the supplying Party for use by the other Party in furtherance of the Research activities, but not Development, under the Development Plans (such materials or compounds provided hereunder are referred to, collectively, as “Materials”). Except as otherwise provided under this Agreement, all such Materials delivered to the other Party shall remain the sole property of the supplying Party, shall be used only in furtherance of the Programs and expressly in accordance with the applicable Development Plan and solely under the control of the other Party (or its Affiliates), shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party, and shall not be used in Research or testing involving human subjects, unless expressly agreed. The Materials supplied under this Section 2.9 are supplied “as is” and must be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known.

2.10	Regulatory Matters; Compliance

(a)	Compliance. Each Party shall use Commercially Reasonable Efforts to conduct all of the Research and Development activities for which it is responsible as set forth in section 2.4 and the other relevant provisions under this Agreement in good scientific manner and, depending on the stage of development, in compliance in all material respects with applicable laws, rules and regulations and all other applicable requirements of cGMP, good laboratory practice and current good clinical practice, and as specifically applicable in accordance with the provisions of this Agreement.

(b)	Data Integrity.

(i)	Each Party acknowledges the importance to the other Party of ensuring that the PROSENSA Collaboration Programs are undertaken in accordance with the following good data management practices:

(A)	data are being generated using sound scientific techniques and processes;

(B)	data are being accurately and reasonably contemporaneously recorded in accordance with good scientific practices by Persons conducting Research hereunder;

(C)	data are being analyzed appropriately without bias in accordance with good scientific practices; and

(D)	data and results are being stored securely and can be easily retrieved.

(ii)	PROSENSA agrees that it shall use Commercially Reasonable Efforts to carry out the PROSENSA Collaboration Programs and GSK agrees to use Commercially Reasonable Efforts to carry out the GSK Development Programs so as to collect and record any data generated therefrom in a manner consistent with the above requirements as set forth in subsection (a) above.

(c)	Ownership and Transfer of Regulatory Filings and Regulatory Authorizations.

(i)	The Parties acknowledge that, to the extent existing as of the Effective Date, PROSENSA owns all regulatory filings and Regulatory Approvals (including, orphan drug designations) with respect to PRO051. As soon as reasonably practical after the Effective Date, PROSENSA will transfer and assign ownership of all such regulatory filings and approvals to GSK (or its designated Affiliate), and send any correspondence to regulatory authorities, execute any instruments, or take any other steps GSK reasonably deems necessary to effectuate such transfers/assignments, at which time GSK shall own and be fully responsible for all such filings and approvals, including any resulting Market Exclusivity Rights, at its own expense.

(ii)	Prior to exercise by GSK of its Option over any PROSENSA Collaboration Program, PROSENSA shall own all regulatory filings and Regulatory Approvals (including orphan drug designations) for Compounds. Upon GSK exercising its Option with respect to a PROSENSA Collaboration Program, PROSENSA shall provide notice in writing to GSK of all such regulatory filings and approvals as soon as reasonably practicable for the resulting GSK Development Compounds (including the Secondary Compound), including all relevant INDs, if any, and provide GSK with copies of such INDs and other regulatory filings and approvals and all pre-clinical and clinical data and results (including pharmacology, toxicology, formulation, and stability studies). Upon exercise of such Option, as soon as reasonably practical thereafter, PROSENSA shall assign and transfer to GSK (or its designated Affiliate), and send any correspondence to Regulatory Authorities, execute any instruments, or take any other steps GSK reasonably deems necessary to effectuate such transfers/assignments. GSK (or its designated Affiliate) shall thereafter own and be fully responsible for maintaining all regulatory filings and Regulatory Approvals (including orphan drug designations) and any resulting Market Exclusivity Rights for GSK Development Compounds.

(d)

Adverse Event Reporting. Beginning on commencement of the first Clinical Trial and during the Term of this Agreement, each Party shall provide the JSC with a quarterly report summarising all adverse drug reaction experiences related to any Compounds in a PROSENSA Collaboration Program or a GSK Development Program in connection with the Clinical Trial activities of PROSENSA or GSK, as the case may be, under this Agreement and as required to be reported to the appropriate Regulatory Authorities in the countries in the Territory in which such Compounds are being Developed, in accordance with the appropriate laws and regulations of the relevant countries and Regulatory Authorities in those countries. Through the JSC, GSK and PROSENSA shall have the right to review from time to time the other Party’s pharmacovigilance policies and procedures. GSK and PROSENSA agree to cooperate and use good faith efforts to ensure that PROSENSA’s adverse event database is organized in a format that is compatible with GSK’s adverse event databases. The Parties agree that they will enter into a Pharmacovigilance Agreement within * * * * * after the Effective Date, or any necessary extension of such period as reasonable agreed to by the Parties.

2.11	PROSENSA Collaboration Program Costs

PROSENSA shall be responsible for all internal and external costs and expenses associated with the conduct of the Research and Development activities under each of the PROSENSA Collaboration Programs, through the earlier of the completion of the Proof of Concept Study or until the exercise of the Option for such PROSENSA Collaboration Program.

2.12	Subcontracting

Subject to the terms of this Agreement, each Party shall have the right to engage Affiliates or Third Party academic or commercial subcontractors to perform certain of its obligations under this Agreement. * * * * *. Notwithstanding the preceding, any Party engaging an Affiliate or subcontractor hereunder shall remain principally responsible and obligated for such activities. In addition, each Party engaging a subcontractor with respect to its obligations under a PROSENSA Collaboration Program shall in all cases (i) retain exclusive Control of any and all intellectual property used with the relevant Party’s permission by such subcontractor and (ii) shall obtain exclusive control of any and all intellectual property created by the subcontractor in performance of its obligations directly related to such subcontracted activity under the PROSENSA Collaboration Program and directly related to the composition of matter or method of use of a Compound within such PROSENSA Collaboration Program. The Party engaging a subcontractor under a PROSENSA Collaboration Program shall be solely responsible for all costs associated with obtaining such exclusive Control and rights to such intellectual property. However, it is understood that, in some cases, it may not be commercially reasonable for such Party to obtain such exclusive Control. To the extent that it is not possible to obtain such exclusive Control from any such subcontractor under a PROSENSA Collaboration Program, prior to entering into such arrangement with such subcontractor, such Party shall bring such matter to the JSC for the prior approval of the JSC to enter into such arrangement and for approval by the JSC of the licensing terms and conditions with respect to such arrangement.

3	MANAGEMENT OF THE COLLABORATION

3.1	Joint Steering Committee

Promptly and in any event within * * * * * after the Effective Date, the Parties shall establish a committee (the “Joint Steering Committee” or “JSC”) as more fully described in this Section 3.1. The JSC shall initially have advisory, oversight and decision-making responsibilities for all Research and Development activities performed under the Exon 44 Program, DMD Program 3 and DMD Program 4. Upon completion of the Research Term, on a Program-by-Program basis, the role of the JSC will shift from an oversight and decision-making body to a vehicle used to facilitate information exchange between the Parties regarding the GSK Development Programs, as further described below. Each Party agrees to keep the JSC informed of its progress and activities under the Programs.

(a)

Membership. The JSC shall be comprised of three (3) representatives (or such other number of representatives as the Parties may agree) from each of GSK and PROSENSA. Each Party shall provide the other with a list of its initial members of the JSC no later than fifteen (15) Business Days prior to the first scheduled meeting of the JSC, which shall be no later than thirty (30) Business Days after the Effective Date. Each Party may replace any or all of its representatives on the JSC at any time upon written notice to the other Party in accordance with Section 13.8 of this Agreement. Each representative of a Party shall have relevant expertise (either individually or collectively) in pharmaceutical drug discovery and/or development. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC. Each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend meetings of the

JSC as non-voting participants, subject to the confidentiality obligations of Article 9. The Parties shall designate a chairperson (a “Chairperson”) to oversee the operation of the JSC and prepare minutes as set forth in Section 3.1(c), each such Chairperson to serve a twelve (12) month term. The right to name the Chairperson shall alternate between the Parties, with PROSENSA designating the first such Chairperson.

(b)	Meetings. During the Research Term, the JSC shall meet in person or otherwise at least once each Calendar Quarter (with at least one in-person meeting per year), and more or less frequently as the Parties mutually deem appropriate, on such dates and at such places and times as provided herein or as the Parties shall agree. Upon conclusion of the Research Term, the JSC shall meet, in person or otherwise, at least once every six (6) months to provide PROSENSA an update regarding GSK’s efforts to Develop and commercialize Compounds and GSK Products in the GSK Development Programs, including without limitation, * * * * *. Meetings of the JSC that are held in person shall alternate between the offices of the Parties, or such other place as the Parties may agree. The members of the JSC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. Each Party will bear all expenses it incurs in regard to participating in all meetings of the JSC, including all travel and living expenses.

(c)

Minutes. Each Party shall nominate an Alliance Director, and the Alliance Directors of the Parties will equally share and be responsible for preparing and circulating minutes of each meeting of the JSC, setting forth, inter alia, an overview of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JSC and a list of any issues to be resolved by the Executive Officers pursuant to Section 3.1(d). Such minutes shall be effective only after approval by both Parties. With the sole exception of specific items of the meeting minutes to which the members cannot agree and that are escalated to the Executive Officers as provided in Section 3.1(d) below, definitive minutes of all JSC meetings shall be finalized no later than thirty (30) Business Days after the meeting to which the minutes pertain. If at any time during the preparation and finalization of the JSC minutes, the Parties do not agree on any issue with respect to the minutes, such issue shall be resolved by the escalation process as provided in Section 3.1(d). The decision resulting from the escalation process shall be recorded by the Alliance Director in amended finalized minutes for such meeting.

(d)	Decisions.

(i)	Except as otherwise provided for herein, the JSC shall have oversight authority and responsibility over matters and decisions relating to Research and Development for each PROSENSA Collaboration Program up until the conclusion of the Research Term, at which time oversight and decision-making authority regarding the GSK Development Programs that were subject to JSC oversight shall be transferred to GSK. Except as otherwise provided herein, with respect to a given PROSENSA Collaboration Program or GSK Development Program, all decisions of the JSC shall be made by unanimous agreement of the JSC, with each Party having one (1) vote. Except as otherwise provided in Section (d)(ii) below, any disagreement in relation to any matter which is governed by the JSC shall be resolved as follows: (i) for any matters arising prior to the exercise of an Option by GSK for a Program, PROSENSA shall have the final decision-making authority and (ii) for any matters arising after the exercise of an Option by GSK for a Program, GSK shall have the final decision-making authority. The final decision-making authority of a Party shall not be subject to dispute resolution under Section 13.1 or 13.2.

(ii)

Notwithstanding the foregoing, GSK shall have final decision-making authority with respect to any Proof of Concept Criteria and the Proof of Concept Study Design or end points for DMD Program 3 and DMD Program 4. However, the Parties anticipate that the POC Criteria for Programs 3 and 4 will be substantially similar to the POC Criteria established for the Exon 51 Program and the Exon 44

Program. The Parties agree that GSK may deviate from such established POC Criteria only in the event that: (i) such deviation is required by a Regulatory Authority in the country where such POC Study will actually be performed or (ii) such deviation is the result of a recommendation or guidance of a Regulatory Authority and will not result in a delay of the progress of a Program of more * * * * *. In the event of any deviation from the established POC Criteria, any additional cost to PROSENSA resulting from such deviation shall be capped at * * * * * of the cost originally budgeted for the POC Study for such Program, to be adjusted annually for inflation by * * * * *. If any such additional costs are incurred as a result of such a decision by the JSC, * * * * *.

The right of a Party to exercise its final decision-making authority hereunder shall not constitute a waiver by the other Party of any of its rights or remedies otherwise available under this Agreement in law or equity.

(e)	Responsibilities. The JSC shall perform the following functions and have the following responsibilities and authority with respect only to the PROSENSA Collaboration Programs, and not the Exon 51 Program, and shall be subject to the final decision-making authority of the respective Parties as set forth in Section 3.1(d), some or all of which may be addressed directly at any given meeting of the JSC:

(i)	review and comment on the Development Plan for each PROSENSA Collaboration Program and monitor progress of activities under such Development Plan;

(ii)	oversee and guide the progress of each PROSENSA Collaboration Program in accordance with the applicable Milestone Criteria;

(iii)	prepare, review, modify, update and approve each Milestone Criteria, Milestone Report and Proof of Concept Study Design;

(iv)	assess the Proof of Concept Criteria for each PROSENSA Collaboration Program;

(v)	determine that a Compound has satisfied the applicable Milestone Criteria;

(vi)	except as otherwise provided in Section 3.1(h) below, discuss and attempt to resolve any deadlock issues submitted to it by any Subcommittee (as defined in Section 3.1(g)), in accordance with the procedures established in Section 3.1(d);

(vii)	serve as an information transfer vehicle, from time to time, to facilitate the discussion of Development and commercialization of GSK Products under GSK Development Programs;

(viii)	periodically review the Development and commercialization of any GSK Product and GSK Development Plan; and

(ix)	such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

For clarity, the JSC shall not have any authority beyond the specific matters set forth above in this Section 3.1(e), and in particular shall not have any power to amend or modify the terms or provisions of this Agreement. In addition, GSK (and not PROSENSA or the JSC) shall have the sole right to make decisions with respect to (A) the exercise of an Option; or (B) subject to GSK’s diligence obligations in Section 5.1(c), the Research, Development, progression, manufacture, and commercialization of any Compounds or Products under a GSK Development Program.

(f)	PROSENSA’s Right to Withdraw. PROSENSA will have the right to withdraw from participation on and thereby terminate any of its rights and obligations to participate in the JSC at any time after the fifth anniversary of the Effective Date upon written notice to GSK. Upon such withdrawal by PROSENSA from participation in the JSC, GSK will have the sole decision-making authority with respect to any matters that would otherwise have been subject to Sections 3.1(d)(i).

(g)	Subcommittee(s). From time to time, the JSC may establish subcommittees to oversee particular projects or activities, as it deems necessary or advisable (each, a “Subcommittee”). Each Subcommittee shall consist of such number of members as the JSC determines is appropriate from time to time. Such members shall be individuals with expertise and responsibilities in the areas of pre-clinical development, clinical development, patents, process sciences, manufacturing, regulatory affairs, product development and/or product commercialization, as applicable to the stage of development of the project or activity.

(h)

Joint Patent Subcommittee. Within two (2) months after the Effective Date, the JSC shall establish a Subcommittee (the “Joint Patent Subcommittee” or “JPS”) to be responsible for the coordination of the Parties’ efforts in accordance with Article 8 of this Agreement, including the review and filing of patent applications and assessments of inventorship of inventions created during the Research Term under the PROSENSA Collaboration Programs. The JPS shall be comprised of an equal number of representatives from each of GSK and PROSENSA and shall meet on such dates and at such places and times agreed to by the Parties. All decisions of the JPS on matters for which it has responsibility shall be made by consensus, with each Party having collectively one (1) vote in all decisions. In the event that the JPS is unable to reach a consensus decision within * * * * * after it has met and attempted to reach such decision, then either Party may, by written notice to the other, have such issue submitted to the chief patent counsel of GSK and of PROSENSA (together, the “Chief Patent Counsel”), or such other person holding a similar position designated by GSK or PROSENSA (who may be a Third Party) from time to time, for resolution. The Chief Patent Counsel shall meet promptly to discuss the matter submitted and to determine a resolution. Prior to exercise of an Option for a PROSENSA Collaboration Program, if the Chief Patent Counsel are unable to determine a resolution in a timely manner: (i) with respect to all patent matters relating * * * * *

* * * * *, then the decision of the Chief Patent Counsel of PROSENSA shall be binding upon the Parties without further review, and (ii) with respect to all patent matters relating PROSENSA Patent Rights and to Joint Patent Rights and related to such Program after exercise by GSK of its Option, then the decision of the Chief Patent Counsel of GSK shall be binding upon the Parties without further review. Each Party will bear all expenses it incurs in regard to participating in all meetings of the JPS, including all travel and living expenses.

(i)	Joint Development Sub-Committee. Within six (6) months of a Lead Compound achieving the Clinical Candidate Selection Criteria the Parties will establish a joint development committee comprised of personnel with relevant expertise to oversee the Development of the Lead Compound.

3.2	Joint Project Team

Promptly, and in any event within thirty (30) Business Days after the Effective Date, the Parties shall form a joint project team (“Joint Project Team” or “JPT”) as more fully described in this Section 3.2. The JPT, instead of the JSC, shall have oversight and decision-making responsibility for all Research and Development activities, Clinical Development, registrations and commercialization of PR0051.

(a)

Membership. The Joint Project Team will be comprised of representatives from PROSENSA and GSK, the number of which shall be agreed upon by the Parties. For clarity the JPT is one and the same committee as GSK’s internal Project Team, but shall have representatives from PROSENSA with participation rights as described below, and shall be run by GSK and be operated in the same normal working manner as GSK would run such committee for an internal project. Each Party shall provide the other with a list of its initial members of the JPT no later than fifteen (15) Business Days prior to the first scheduled meeting of the JPT, which shall be no later than thirty (30) Business Days after the Effective Date. Each Party may replace any or all of its representatives on the JPT at any time upon written notice to the other Party in accordance with Section 13.8 of this Agreement. Any member of the JPT may designate a substitute to attend and perform the functions of that member at any meeting of the JPT. Each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend meetings of the JPT as non-voting participants, subject to the confidentiality obligations of Article 9. The JPT will be led by a leader appointed by GSK, and GSK will have the sole and final decision-making authority over all matters and decisions that are subject to JPT oversight and review. The structure and operation of the JPT and any related sub-teams will be reviewed by GSK and PROSENSA at as often as necessary based upon the stage of development, but in no event less than quarterly for the first year of the Agreement, and thereafter at intervals determined by the leader of the JPT.

(b)	Meetings. During the Research Term and continuing until the First Commercial Sale of a GSK Product resulting from the Exon 51 Program, the JPT shall meet in person or otherwise at least once each Calendar Quarter (with at least one in-person meeting per year), and more or less frequently as the Parties mutually deem appropriate, on such dates and at such places and times as provided herein or as the Parties shall agree. The members of the JPT also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. Each Party will bear all expenses it incurs in regard to participating in all meetings of the JPT, including all travel and living expenses.

(c)	Minutes. GSK’s representative (who will also participate in the JPT meetings) will be responsible for preparing and circulating minutes of each meeting of the JPT, setting forth, inter alia, an overview of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JPT.

(d)	Decisions. Except as provided for herein, GSK shall have the final decision-making authority for all aspects of the Research, Development and commercialization of all Compounds and Products under the Exon 51 Program, including, PRO051, subject only to the limited rights of PROSENSA to participate in certain limited activities, as expressly set forth in Section 2.4(i) and subject to PROSENSA’s rights as expressly stated under Section 5.2, subject to GSK’s sole decision-making authority. Notwithstanding anything to the contrary herein, in the event a decision is made under this Section 3.2(d) with respect to the conduct of clinical studies (other than as required pursuant to a specific regulatory requirement) that materially impacts the timing to market or Market Exclusivity Rights of PRO051, then PROSENSA shall have the right to refer such dispute to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute within * * * * * of referring such dispute to the Executive Officers (or as otherwise extended by agreement of the Executive Officers), provided, however, that neither Party shall have final decision-making authority with respect to such dispute, and such dispute may only be settled by agreement of the respective Executive Officers, and shall not be subject to further review under Section 13.1 or 13.2 or otherwise under this Agreement

(e)	Responsibilities. The JPT shall perform the following functions and have the following responsibilities and authority with respect to the Exon 51 Program:

(i)	review and comment on the Development Plan for the Exon 51 Program and monitor progress of activities under such Development Plan;

(ii)	oversee and guide the progress of the Exon 51 Program in accordance with the applicable Development Plan;

(iii)	discuss and attempt to resolve any deadlock issues submitted to it by any Sub-team (as defined in Section 3.2(f)), in accordance with the procedures established in Section 3.2(d);

(iv)	serve as an information transfer vehicle, from time to time, to facilitate the discussion of Development and commercialization of GSK Products under GSK Development Programs;

(v)	periodically review the Development and commercialization of PR0051; and

(vi)	such other responsibilities as may be assigned to the JPT pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

(f)	Sub-teams. Sub-teams accountable to the Joint Project Team may be formed, if mutually desired by the Parties and appropriate, and such Sub-teams may include, for example, a joint patent subcommittee, which may be the same committee as the JPS as described in Section 3.1(h), as well as teams responsible for Clinical Development strategy and operations, commercial strategy and new product supply. Membership on these Sub-teams will be determined by the leader of the JPT, in consultation with PROSENSA, and may, according to relevant experience and capabilities, include representatives from both GSK and PROSENSA.

3.3	Global Brand Team

At least * * * * * prior to the anticipated filing for Regulatory Approval, or except as otherwise mutually agreed by the Parties, , a Global Brand Team (“GBT”) will be established. * * * * * input * * * * *.

3.4	Alliance Directors

Promptly after the Effective Date, each Party shall appoint an individual (who may not be an existing member of the JSC) to act as alliance manager for such Party (each, an “Alliance Director”). Each Alliance Director shall thereafter be permitted to attend meetings of the JSC as a non-voting observer, subject to the confidentiality provisions of Article 9. The Alliance Directors shall be the primary point of contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder including, but not limited to, the exchange of information and Know-How described in Section 2.8. The Alliance Directors shall also be responsible for assisting the JSC and JPT in performing its oversight responsibilities. The name and contact information for each Party’s Alliance Director, as well as any replacement(s) chosen by PROSENSA or GSK, in their sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 13.8 of this Agreement.

3.5	PROSENSA Access to SciNovo’s Preclinical Services. As a benefit of its relationship with GSK, GSK is offering the opportunity for PROSENSA to have access to GSK’s expertise in preclinical services for potential assistance from GSK to support the completion of PROSENSA’s responsibility in activities prior to GSK’s Option exercise. Preclinical services might include activities conducted by GSK in the areas of chemical and pharmaceutical development, safety assessment, and drug metabolism and pharmacokinetics. GSK’s preclinical externalization department, SciNovo, will be the conduit to facilitate these discussions between GSK and PROSENSA. GSK may offer consultancy services, procurement expertise and services, study conduct, analytical services, manufacturing, access to GSK technologies and equipment, and/or monitoring services. This cooperation may include exploration of GSK’s preferred supply arrangements or the use of GSK’s reverse auction technology or other procurement expertise. Selection of services options is the right and responsibility of PROSENSA and final decision making for any of these preclinical Research activities would remain the responsibility of PROSENSA, subject to the applicable terms of this Agreement.

4	GRANT OF RIGHTS

4.1	License Grant to GSK for the Exon 51 Program

Subject to the terms and conditions of this Agreement, PROSENSA hereby grants to GSK, and GSK hereby accepts and shall have with effect from the Effective Date, an exclusive (even as to PROSENSA and its Affiliates, save only as expressly stated in Sections 2.4(a)(i), 4.6 and Section 5.2, worldwide sublicenseable (subject to Section 4.11) license in the Territory under all of PROSENSA’s and its

Affiliates’ rights, title and interest in and to the Exclusively Licensed IP pertaining to the Exon 51 Program and/or to any Compound(s) therein to make, have made, use, sell, offer for sale and import Compounds under the Exon 51 Program as and into GSK Products in the Field. For clarity, the exclusive license granted in this section, in addition to granting to GSK the exclusive commercial rights described above, shall also include the exclusive, sublicenseable (subject to Section 4.11) worldwide right and license in the Territory and in the Field (even as to PROSENSA and its Affiliates, save only as expressly stated in Sections 2.4(a)(1), 4.6 and Section 5.2) to conduct Research and Development of Compounds in or resulting from the Exon 51 Program.

4.2	GSK Options, Exercise of Options and Resulting Licenses

(a)	Grant of Option Rights. Subject to the terms and conditions of this Agreement, PROSENSA hereby grants to GSK (i) with respect to the Exon 44 Program, and (ii) with respect to the DMD Program 3 will grant to GSK upon payment by GSK of the DMD Program 3 Initiation Payment pursuant to and subject to Section 2.5(a) and 6.2(c) or 6.2(d); and (iii) with respect to DMD Program 4 will grant to GSK upon payment by GSK of the DMD Program 4 Initiation Payment pursuant to and subject to Section 2.5(b) and 6.2(c) or 6.2(d); the exclusive option during the Research Term, which shall be exercisable on a PROSENSA Collaboration Program-by-PROSENSA Collaboration Program basis at GSK’s sole discretion, to obtain the exclusive license set forth in Section 4.2(c) (each, an “Option”), subject to the terms and conditions described in Sections 4.2(b)—4.2(e) below. GSK shall be limited to exercising one Option per PROSENSA Collaboration Program, and on exercise of an Option and payment of the applicable Option Exercise Fee set out in Section 6.2, GSK shall have exclusive rights to such PROSENSA Collaboration Program consisting of all Compounds under a given PROSENSA Collaboration Program, excluding the non-selected project Compounds under such Programs.

(b)	Option Period. The Option may be exercised on a PROSENSA Collaboration Program-by-PROSENSA Collaboration Program basis at any time during the Research Term starting on the Option Period Start (defined in Section 4.2(d) below) and ending when the Review Period (defined in Section 4.2(d) below) expires.

(c)	Upon Exercise of Option - Grant of License to GSK. Subject to the terms and conditions of this Agreement, upon GSK’s exercise of the relevant Option with respect to a PROSENSA Collaboration Program in accordance with Section 4.2(d) or by operation of Section 12.5 and PROSENSA’s receipt of the applicable Option Exercise Fee, PROSENSA and its Affiliates shall be hereby deemed to have granted and hereby grant to GSK, conditional upon such event, an exclusive, worldwide, sublicenseable (subject to Section 4.11) license (which rights shall be exclusive even as to PROSENSA and its Affiliates, save only as expressly stated in Sections 2.4(a)(ii), 4.6 and Section 5.2, in the Territory under all of PROSENSA’s and its Affiliates’ rights, title and interest in and to the Exclusively Licensed IP pertaining to the relevant PROSENSA Collaboration Program and/or to Compound(s) therein to make, have made, use, sell, offer for sale and import Compounds under the PROSENSA Collaboration Program as and into Products in the Field. For clarity, the exclusive license granted in this section, in addition to granting to GSK the exclusive commercial rights described above, shall also include the exclusive, sublicenseable (subject to Section 4.11) worldwide right and license in the Territory and in the Field (even as to PROSENSA and its Affiliates, save only as expressly stated in Sections 2.4(a)(ii), 4.6 and Section 5.2) to conduct Research and Development of Compounds in or resulting from the PROSENSA Collaboration Program.

(d)	Exercise of Option.

(i)

The “Option Period Start” with respect to a PROSENSA Collaboration Program will commence upon the receipt by GSK of the Milestone Report for the Proof of Concept Study or as otherwise agreed or upon GSK’s right to exercise its Option early arising in accordance with Section 4.2(d)(ii) or 4.3(i) below or Section 12.5(c) below. PROSENSA will, in order to enable GSK to determine whether or not to exercise an Option, provide access to the PROSENSA data room containing the set of material or relevant clinical and preclinical information related to the applicable PROSENSA Collaboration Program. GSK shall decide whether or not to exercise the Option and may exercise the Option with respect to a PROSENSA Collaboration Program by written notice to PROSENSA at any time within * * * * * after the Option Period Start (the “Review Period”), unless extended by the mutual written agreement of the Parties. Upon GSK’s exercise of an Option and receipt by PROSENSA of the applicable Option Exercise Fee set forth in Section 6.2, the PROSENSA Collaboration Program will become a GSK Development Program. Subject to Section 5.3(b), any Option exercise shall be irrevocable.

(ii)	Early Exercise of Option. GSK may at any time during the Research Term exercise early any unexercised Option on a PROSENSA Collaboration Program-by-PROSENSA Collaboration Program basis by providing written notice to PROSENSA and paying the Option Exercise Fee and all other milestones payments and royalty payments as and when they become due to PROSENSA in accordance with Article 6. Following such early exercise of an Option, GSK shall be responsible for all costs of the Program that is the subject of such Option. PROSENSA’s involvement in such Program after the exercise of the Option shall be as set forth in Section 2.4(a)(ii).

4.3	Change of Control of PROSENSA. In the event that a Change of Control Event occurs in relation to PROSENSA;

(i)	if such Change of Control Event occurs prior to the exercise of the Option for the Exon 44 Program by GSK, GSK shall have the right to exercise such Option immediately at its sole discretion except that the Option Payment set forth in Section 6.2(b) shall be paid in two (2) equal installments, with the first installment paid upon exercise of the Option, and the remaining installment paid upon completion of the next milestone point set forth in Section 6.2(b), and GSK shall have the right to terminate the Agreement in the event of a Change of Control Default.

(ii)	If the Change of Control Event occurs in relation to PROSENSA following exercise of the Option for the Exon 44 Program and prior to the exercise of the Option for the DMD Program 3 or DMD Program 4 then within thirty (30) days after the Change of Control Event, and every thirty (30) days thereafter for the first two (2) quarters, the Parties and the acquiror shall meet to discuss, in good faith and in as much detail and specifics as is practicable at the time, the consequences of such Change of Control Event under this Agreement. If at any time in the six (6) months following the Change of Control Event, GSK has a reasonable, good faith basis to believe, based on the plans, documents, actions or inactions of PROSENSA and/or its acquiror that PROSENSA and/or its acquiror has not or will not, with respect to any Program, employ diligent efforts that are at least equivalent to the diligent efforts that were employed by PROSENSA for the Program prior to such Change of Control Event (but excluding any period of delay or disruption due to such Change of Control Event being pending), then GSK shall provide written notice to PROSENSA, such notice to allege the specific basis for GSK’s view that the diligent efforts are not being or will not be applied to the Program. PROSENSA and/or its acquiror shall notify GSK whether or not it plans to cure such deficiency, and if it so elects to cure, shall produce a plan within ninety (90) Calendar Days of GSK’s notice to cure any such deficiencies in efforts or resources so alleged by GSK. In the event that PROSENSA notifies GSK that it does not intend to cure such deficiencies or GSK reasonably believes that such deficiency has not been corrected or cured within a one-hundred and eighty (180) Calendar Day period following GSK’s notice (the “Change of Control Default”), GSK shall have the right to exercise its Options to any and all PROSENSA Collaboration Programs, at GSK’s sole discretion, by providing written notice to PROSENSA within thirty (30) Calendar Days after such cure period has expired or such notice from PROSENSA or its acquiror that it does not intend to cure such deficiencies. In the event of a dispute between the Parties as to whether or not any such deficiency has been cured or as to whether or not any such deficiency exists at all, the Parties shall refer the matter to arbitration in accordance with Section 13.2 below.

(iii)	Financial Consequences for Change of Control Default. Except with respect to the Exon 44 Program, upon the exercise by GSK of its Option to a PROSENSA Collaboration Program, pursuant to Section 4.3(i) and due to a Change of Control Default, the Option Exercise Fee (which shall be payable immediately on exercise of the Option) and all the applicable milestone payments and royalty payments as they become due under Article 6 shall all be reduced as follows on a Program-by-Program basis for each PROSENSA Collaboration Program with respect to which GSK exercises its Option as follows:

1)	if Option exercise occurs for a PROSENSA Collaboration Program with a Lead Compound that has not yet satisfied the Clinical Candidate Selection Criteria, then the Option Exercise Fee, future milestone payments, and royalty payments payable under Section 6 shall all be reduced * * * * *;

2)	if Option exercise occurs for a PROSENSA Collaboration Program with a Lead Compound that has satisfied the Clinical Candidate Selection Criteria but prior to initiation of the Proof of Concept Study then the Option Exercise Fee, future milestone payments, and the royalty payments payable under Section 6 shall all be reduced * * * * *;

3)	if Option exercise occurs for a PROSENSA Collaboration Program after the initiation of a Proof of Concept Study for such Program, but before completion of the Proof of Concept Study then the Option Exercise Fee shall be reduced * * * * * but all other milestone payments and royalty payments shall be payable under Section 6 in full as though GSK had exercised its Option after the Proof of Concept Study.

(iv)	GSK’s Right to Terminate Certain Development and Commercial Participation Rights of PROSENSA after Change of Control Event. In the event of a Change of Control Event of PROSENSA in which PROSENSA is acquired by a Triggering Entity, GSK shall have the right, exercisable within one (1) year of the Change of Control Event, at its sole discretion, to immediately terminate any or all of the following rights of PROSENSA and/or its successor with respect to any or all Programs, regardless of whether such rights are pending or are already being exercised by PROSENSA and/or its successor as of the date GSK elects to terminate them: (1) PROSENSA’s rights under Section 2.4(a)(i) with respect to the Exon 51 Program to conduct limited non-clinical Research activities and to conduct limited Clinical Development Activities, (2) PROSENSA’s rights after Option exercise with respect to any PROSENSA Collaboration Program to conduct limited Clinical Development activities under Section 2.4(a)(ii), and (3) PROSENSA’s rights under 5.2(b), including PROSENSA’s rights to participate in the JPT, GBT and EU Commercial Team.

(v)	In the event of any Change of Control Event of PROSENSA except as expressly set forth in this Section 4.3, the rights and obligations under this Agreement of each Party, including any successor to PROSENSA, shall remain unchanged and in full force and effect and shall bind PROSENSA and its successor, as the case may be.

4.4

Change of Control of GSK. If a Change of Control Event occurs in relation to GSK following the exercise of an Option for any Program, then within thirty (30) days after the Change of Control Event, and every thirty (30) days thereafter for the first two (2) quarters, the Parties and the acquiror shall meet to discuss, in good faith and in as much detail and specifics as is practicable at the time, the consequences of such Change of Control Event under this Agreement. If at any time in the six (6) months following the Change of Control Event, PROSENSA has a reasonable, good faith basis to believe, based on the plans, documents, actions or inactions of GSK and/or its acquiror that GSK and/or its acquiror has not or will not, with respect to any Program, employ Commercially Reasonable Efforts that are at least equivalent to the Commercially Reasonable Efforts that were employed by GSK for the GSK Development Program prior to such Change of Control Event (but excluding any period of delay or disruption due to such Change of Control Event being pending), then PROSENSA shall provide written notice to GSK, such notice to allege the specific basis for PROSENSA’s view that the diligent efforts are not being or will not be applied to the Program. GSK and/or its acquiror shall notify PROSENSA whether or not it plans to cure such deficiency, and if it so elects to cure, shall produce a plan within ninety (90) Calendar Days of PROSENSA’s notice to cure any such deficiencies in efforts or resources so alleged by PROSENSA. In the event that GSK notifies PROSENSA that it does not intend to cure such deficiencies or PROSENSA reasonably believes that such deficiency has not been corrected or cured within a one-hundred and eighty (180) Calendar Day period following PROSENSA’s notice, PROSENSA shall have the right to terminate any and all GSK Development Programs that are deficient, at PROSENSA’s sole discretion, by providing written notice to GSK within thirty (30) Calendar Days after such cure period has expired or such notice from GSK or its acquiror that it does not intend to cure such deficiencies. In the event of a dispute between the Parties as to whether or not any such deficiency has been cured or as to whether or not any such deficiency exists at all, the Parties shall refer the matter to arbitration in accordance with Section 13.2 below.

4.5	Expiration or Termination of Option. If GSK does not exercise the Option with respect to a particular PROSENSA Collaboration Program within the applicable Option Review Period described above or GSK elects not to exercise the Option, then, the Option shall terminate with respect to such PROSENSA Collaboration Program, which shall become a PROSENSA Development Program, and PROSENSA will thereafter have all rights, itself or with or through an Affiliate or Third Party, (a) to Develop and commercialize all Compounds within the PROSENSA Collaboration Program and (b) to use any data, regulatory filings and know-how generated or used in the course of the PROSENSA Collaboration Program as further set forth in Section 5.3.

4.6

PROSENSA Retained Rights. Notwithstanding anything to the contrary, PROSENSA retains the right to practice under the Exclusively Licensed IP pertaining to PRO051 or PRO044 for use solely as reference compounds and for double exon skipping and multi-exon skipping for PROSENSA’s internal research and non-primate preclinical development purposes, both inside and outside the scope of the Agreement, but not for use with any Third Party (academic or commercial) without GSK’s prior written consent, except in the case of a commercial fee-for-service contract research service provider, and further retains all rights as necessary under any of PROSENSA’s Third Party agreements existing as of the Effective Date, on the terms in effect as of the Effective Date.

4.7	Grant-back License to PROSENSA. GSK hereby grants to PROSENSA and PROSENSA hereby accepts, a worldwide, non-exclusive, non-transferable and non-sublicensable (except in connection with fee-for-service contract manufacturing organizations) fully-paid, royalty-free license to practice the GSK IP relating to CMC processes to manufacture AON-based DMD products owned by PROSENSA outside the scope of the Agreement (which would exclude PRO051, PRO044, DMD Program 3 and DMD Program 4 from such rights).

4.8

HSR and Equivalent Foreign Laws. If GSK reasonably determines in good faith prior to the expiration of the Review Period for exercise of an Option for a Particular PROSENSA Collaboration Program that the exercise of such an Option is required to be filed with the Federal Trade Commission (the “FTC”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. §18a) (“HSR”) or with equivalent foreign governmental authorities under any similar foreign law, GSK shall provide written notice of exercise of the Option to PROSENSA prior to the end of the Review Period, which notice shall include GSK’s binding commitment to complete the exercise of the Option, subject only to HSR or other governmental clearance by the FTC or other governmental authority, and the Review Period automatically shall be extended for ninety (90) Calendar Days (the “Review Period Extension”). If the exercise of the Option does not comply with the requirements of Section 4.2 and this Section 4.8, including, for example, because it includes other conditions to the completion of the exercise of the Option other than the grant of HSR or other governmental clearance, then the Parties shall negotiate in good faith to determine an appropriate way to proceed. If HSR or other governmental clearance is not granted within the Review Period Extension, or if GSK receives a “Second Request” from the FTC or similar request for additional information from a governmental authority in connection with such filing, the Review Period Extension shall be extended for an additional period of time as reasonably needed (which additional period is not expected to exceed an additional ninety (90) Calendar Days unless reasonably required to obtain clearance) to permit GSK to obtain FTC or other governmental clearance or to respond to the Second Request or provide additional information to the governmental authority. If GSK elects not to respond to the Second Request or to withdraw its request for HSR or other governmental clearance or HSR, the Option shall terminate, and PROSENSA shall have the same rights as are set forth in Section 4.2(d) in respect of the Compounds resulting from the applicable PROSENSA Collaboration Program. If HSR or other governmental clearance has not been granted by the end of the extended Review Period Extension, PROSENSA and GSK shall promptly meet to discuss in good faith whether an additional extension of the Review Period Extension is reasonable under the circumstances, and to discuss and consider in good faith, where appropriate, the renegotiation of their financial and other obligations under the Agreement with respect to the affected Program, with the objective of placing each Party, to the maximum extent possible, in the same economic position that each Party would have occupied if the Program in question had not been included in the Agreement from the beginning as of the Effective Date. Notwithstanding the foregoing, nothing in this paragraph or the Agreement shall require either Party to divest any assets in such Party’s ownership or Control as of the Effective Date. GSK shall be solely responsible for all reasonable costs and expenses of either Party in connection with the grant of any exclusive license to GSK hereunder (including all governmental filing or other fees, and any other costs and expenses) arising from pursuing or obtaining any HSR approval.

4.9

Tolling of Payment Obligations. If the exercise by GSK of any Option or the grant to GSK of any exclusive license under Article 4 of this Agreement requires or required prior to the same the making of filings under HSR, or under any similar premerger notification provision in the European Union or any other jurisdiction, then all rights and obligations related to the exercise of such Option or to the grant of such exclusive license (including the payment of any Option Exercise Fee or the payment of any other applicable payment or milestone) shall be tolled until the applicable waiting period has expired or been terminated or until approval or clearance from the reviewing authority has been received, and each Party agrees to cooperate at the request of the Party which decides in its sole discretion to respond to any such request for information to expedite review of such transaction. In the event that HSR clearance is not reasonably achievable within one hundred and eighty (180) Calendar Days from notification, the Parties shall discuss in good faith potential alternatives, including termination of the relevant Program or the Agreement, as may be mutually agreed between the Parties in good faith, and, where appropriate, to discuss and consider in good faith the renegotiation of their financial and other obligations under the Agreement with respect to the affected Program, with the objective of placing each Party, to the maximum extent possible, in the same economic position that each Party would have occupied if the Program in question had not been included in the Agreement from the beginning as of the Effective Date.

4.10

No Grant of Rights to Third Parties. Until such time as the Review Period (as may be extended), for an Option granted to GSK pursuant to Section 4.2 with respect to a given PROSENSA Collaboration Program has expired or terminated (including, for example, because the JSC agrees that a PROSENSA Collaboration Program be terminated), PROSENSA and its Affiliates shall not grant to any Third Party rights in or to any Exclusively Licensed IP that are inconsistent with or that would interfere with the grant of the licenses that may result from the exercise of such Option by GSK hereunder. For the avoidance of doubt, the Parties understand and agree that for so long as an Option is in effect, such Option shall be exclusive as to the Compounds that are the subject of the relevant PROSENSA Collaboration Program, and PROSENSA and its Affiliates shall have no right to offer or negotiate with any Third Party with respect to the grant to such Third Party of any right or license, or with respect to any settlement, consent judgment or other disposition of any action or proceeding under Article 8, or with respect to any other encumbrance of any kind, other than with respect to venture debt financing entered into in the ordinary course of business which does not create liens specific to the PROSENSA IP or the Joint IP and with the prior written consent of GSK (not to be unreasonably withheld or delayed), in or to any of such Compounds or any Exclusively Licensed IP that would interfere with the grant of the licenses resulting from the exercise of such Option to GSK hereunder, provided, however, that PROSENSA may, without GSK’s consent, enter into a royalty-interest, milestone-interest, revenue-interest, or similar type transaction with a Third Party which does not include liens or encumbrances specific to the PROSENSA IP, Joint IP, Compounds, Products or any Exclusively Licensed IP and does not alter the rights or obligations of GSK under this

Agreement or pursuant to any license as contemplated under Article 4 to be granted hereunder. The grant of the Options by PROSENSA hereunder is irrevocable except as expressly provided under Article 12.

4.11	Sublicensing. In the event GSK intends to grant a sublicense to a Third Party under the licences granted in this Article 4, GSK shall provide written notice of such proposed sublicense (including the identity of the Third Party Sublicensee), to PROSENSA, which shall have the right to review and approve such Third Party Sublicensee, such approval not to be unreasonably withheld or delayed. If approved by PROSENSA, GSK shall ensure that such sublicenses are granted on terms which are consistent with this Agreement and GSK shall remain liable for the performance of the obligations under this Agreement of its Sublicensees in connection with the grant of such sub-licensed rights. GSK shall not enter into any such sublicensing agreements with actual or potential commercial Third Party competitors of PROSENSA with respect to DMD exon skipping.

4.12	Technology Transfer after Option Exercise

As soon as reasonably practicable after GSK exercises its Option for a PROSENSA Collaboration Program pursuant to Section 4.2, PROSENSA shall deliver to GSK, at no cost to GSK, all Know-How and material in its possession and Control relating to the Compounds in such PROSENSA Collaboration Program, including those documents and materials set out in Exhibit G, and any other such information as may be in PROSENSA’s Control and in the possession of any subcontractors (including Third Party manufacturers) appointed by PROSENSA under Section 2.12, in each case in a format to be agreed between the Parties but which is in an electronically editable format suitable for eCTD submission. PROSENSA shall provide such technology transfer services as may be reasonably necessary to transfer the Compound manufacturing processes to GSK’s or GSK’s Third Party manufacturer’s site. PROSENSA shall use Commercially Reasonable Efforts with respect to those activities for which it is responsible to ensure orderly transition and uninterrupted Development of the GSK Development Program.

4.13	Third Party Licenses

(a)	During the Term, PROSENSA shall be responsible for all costs and payments (including without limitation upfront fees, annual fees,

milestone payments and royalties) associated with all licences of Third Party intellectual property rights (i) required for the exploitation of PROSENSA’s proprietary platform technology or any other technology used by PROSENSA in conducting a PROSENSA Collaboration Program or PROSENSA Development Program, (ii) obtained by PROSENSA prior to the Effective Date, or (iii) to the extent related to the composition of matter of a Compound in Clinical Development under a Program or the method of use of a Compound in Clinical Development under a Program.

(b)	PROSENSA and GSK shall be jointly and equally responsible for * * * * * associated with any Third Party intellectual property license necessary for conducting or practicing the first generation commercial scale manufacturing process for a GSK Product (other than any manufacturing rights the costs for which are absorbed in PROSENSA’s cost of API as of the Effective Date) in a GSK Development Program (excluding the costs and payments for any license described in Section 4.13), after GSK exercises the Option with respect to such GSK Development Program, and GSK shall be entitled to * * * * * In the event that GSK would be entitled to offset amounts under this section against royalties owed to PROSENSA, but such offset would result in a reduction below the * * * * * described above, GSK shall be entitled to carry over such offset right into subsequent calendar quarters and offset royalty payments owed to PROSENSA until such amounts are fully satisfied.

5	POST-EXERCISE and POST-LICENSE ACTIVITIES

5.1	GSK Development and Commercialization

(a)

Subject to PROSENSA’s rights under Sections 2.4(a)(i) and 2.4(a)(ii) and Section 5.2, following the exercise by GSK of an Option with respect to a PROSENSA Collaboration Program and with respect to the Exon 51

Program pursuant to Section 4.1, GSK, either itself and/or by and through its Affiliates, Sublicensees or contractors, shall be responsible for all Research, Development, regulatory, manufacturing, marketing, advertising, promotional, launch and sales and other commercial activities in connection with Compounds and Products resulting from such Programs.

(b)	Except as expressly stated in Section 3.2(d), GSK shall have sole and final decision-making authority with respect to the Research, Development, progression, regulatory activities, manufacturing, marketing, sales and other commercialization activities for any Compounds or Products within a GSK Development Program, without submitting any such matter for review or decision to the JSC or Executive Officers.

(c)	GSK Diligence: Following GSK’s exercise of an Option with respect to a PROSENSA Collaboration Program, and as of the Effective Date for the Exon 51 Program, as a condition for GSK maintaining the licenses granted to GSK under Article 4 with respect to a GSK Development Program, GSK shall use its Commercially Reasonable Efforts to Develop and commercialize * * * * * from such GSK Development Program as a GSK Product in the * * * * *. In the event that PROSENSA reasonably believes that GSK has failed to comply with the obligations of this Section 5.1(c) in any Calendar year with respect to a GSK Development Program or GSK Product, PROSENSA shall have the right to terminate this Agreement by operation of the applicable provisions of Article 12 with respect to such GSK Development Program and/or GSK Product.

(d)

Other than with respect to the Exon 51 Program, GSK shall submit to the JSC a detailed summary report on progress made by it since the date of the last report with regard to each GSK Development Compound at least once every * * * * * during Development and commercialization of such Compound (“the GSK Development Plan”). Such GSK Development Plan shall describe, an assessment of * * * * *

* * * * *. The GSK Development Plan shall also include an estimated * * * * *. The Parties shall meet at least once every six (6) months to discuss the GSK Development Plan and progress being made by GSK in relation thereto. Within * * * * * of Regulatory Approval being obtained in relation to a GSK Development Compound GSK shall supply to PROSENSA a summary of GSK’s plans for commercialising the GSK Development Compound and shall keep PROSENSA updated in writing once every * * * * * following the date of Regulatory Approval with regard to progress made in respect of such plans.

(e)	GSK will endeavour to include PROSENSA brand visibility in all commercial activities, working within the appropriate regulatory and legal frameworks applicable in the Territory.

5.2	Post-Option Exercise and Exon 51 Program Limited Commercial Rights of PROSENSA

(a)

PROSENSA shall have the option, exercisable at its sole discretion, to elect to maintain and have certain limited commercial rights solely as expressly set forth in this Section 5.2(a) and as defined and further described Exhibit F with respect only to Compounds and Products resulting from the DMD Program 3 and the DMD Program 4, such rights shall apply only in the Netherlands, Belgium, Sweden, Denmark, Norway and Finland (collectively, the EU Commercial Territory “ECT”), such option to be referred to as PROSENSA’s “ECT Commercial Rights Option”. Such option right is exercisable only after GSK’s Option to exclusively license DMD Program 3 and/or DMD Program 4 is exercised and only for the relevant Program(s) of those two Programs for which GSK has exercised its Option. If PROSENSA exercises its ECT Commercial Rights Option, then PROSENSA will be responsible, at its sole cost and expense for all of internal and external costs and expenses, for commercial activities in the ECT relating to Compounds and Products under the DMD Program 3 and/or DMD Program 4, as applicable, and PROSENSA will have the right to conduct sales and marketing activities in the ECT and to book sales in the ECT. PROSENSA’s commercial activities pursuant to the exercise of its ECT Commercial Rights Option shall at all times be conducted pursuant to and in accordance with the guidelines, parameters and specific details that are set forth in Exhibit F and a sales and marketing strategy and standards to be set by the EU Commercial Team described in (b) below, and will include the use of GSK marketing materials and other specifics as is further provided for in Exhibit F. If PROSENSA exercises its ECT Commercial Rights Option, the milestone payments for DMD Program 3 and/or DMD Program 4, as applicable, will be adjusted pursuant to Section 6.2 (d). Unless otherwise directed in writing by GSK, PROSENSA shall purchase its commercial supplies from GSK for the ECT for Products if PROSENSA exercises its ECT Commercial Rights Option at the same transfer price that GSK charges to GSK’s own LoCs, but in no event shall the transfer price charged to PROSENSA exceed GSK fully allocated manufacturing cost for the Product.

(b)	PROSENSA’s EU Commercial Participation (“Shadowing”) Rights. In the event that PROSENSA declines to exercise its ECT Commercial Rights Option where applicable as set forth in paragraph (a) above, and for any Products resulting from Programs other than the DMD Program 3 or DMD Program 4, PROSENSA shall have certain limited rights to participate in GSK’s commercialization efforts solely in the EU, which rights shall be exercised at all times as follows and solely in accordance with the guidelines and parameters set forth by the EU Commercial Team. The EU Commercial Team * * * * * with GSK having sole and final decision-making authority over * * * * *. Solely in the EU Territory (“ET”), which shall be defined, collectively, * * * * *, PROSENSA shall have the right to participate, in some activities as set forth in Exhibit E related to the commercialization of all Products resulting from the GSK Development Programs.

(c)	GSK Rights and Obligations After Option Exercise regarding Secondary Compounds. If, after exercise of the Option with respect to a PROSENSA Collaboration Program, GSK determines, after good faith discussions with the JSC, but with GSK retaining final decision-making authority, that the Lead Compound, on the basis of reasonable, commercial or regulatory considerations, is not suitable for further development, GSK may elect to replace the Lead Compound with the Secondary Compound from such Program. Such Secondary Compounds, as well as all other Compounds under such PROSENSA Collaboration Program, shall be subject to GSK’s Option and included within the applicable GSK Development Program. For clarity, PROSENSA shall have no obligations to develop, and will not be required to bear any Development costs with respect to, any Secondary Compound beyond Clinical Candidate Selection, or to any other Compound.

5.3	PROSENSA Development Compounds

(a)

Option Expiration; PROSENSA Collaboration Program Termination. Subject to the provisions of Section 2.5, in the event that the Review Period (as may be extended), for an Option with respect to a particular PROSENSA Collaboration Program expires without exercise, or in the event that the JSC or GSK terminates a PROSENSA Collaboration Program, then such PROSENSA Collaboration Program shall become a PROSENSA Development Program, and PROSENSA shall have the exclusive right, at its sole discretion, to Research, Develop and commercialize all Compounds within such PROSENSA Collaboration Program as PROSENSA Products in the Territory in the Field, alone or with any Third Party or through any Sublicensee, Affiliate or subcontractor. GSK will have no further obligations to make any milestone, royalty or other payments to PROSENSA of any kind under Article 6 with respect to such Compounds, nor shall GSK have any further obligation to make any milestone, royalty or other payments of any kind to any Third Party on account of any Third Party license with respect to such Compounds under Section 4.10 or otherwise under any other provision of this Agreement. GSK hereby grants, conditional upon the occurrence of such expiration or termination, an exclusive licence under any GSK IP and GSK’s rights in any Joint IP solely as and to the extent necessary to develop, make, use or sell to such Compounds to further Develop and commercialize such Compounds as PROSENSA Products in the Territory in the Field.

(b)

GSK Development Termination. After exercising an Option with respect to a particular PROSENSA Collaboration Program, GSK may, at its sole discretion and without any penalty or liability (other than the transfer of any data, regulatory filings and other Know-How and grant of rights contemplated under this Section 5.3(b) and to comply with its obligations in Article 12), terminate its Development or commercialization of all the Compounds or GSK Products within such Program upon written notice to PROSENSA. In such event and by operation of the applicable provisions of Article 12, (i) all licenses in and to the Exclusively Licensed IP for such Compounds granted to GSK by PROSENSA shall immediately terminate, (ii) PROSENSA shall have the right to continue Development and commercialization of such Compounds under a PROSENSA Development Program, (iii) the obligations of PROSENSA and rights of GSK under the JSC with respect to such Program will terminate, and (iv) GSK (A) hereby grants, conditional upon the occurrence of such termination, an exclusive licence under its rights in any GSK IP and GSK’s rights in any Joint IP to develop, make, use or sell such Compounds or to further Develop and commercialize such Compounds as PROSENSA Products in the Territory in the Field, (B) GSK shall transfer to PROSENSA, free of charge and within * * * * * any and all data and Know-How pertaining to such Compounds that are necessary for the continued Development and commercialization of such Compounds in its possession and other related materials, including without limitation copies of all Clinical Trial data and results, and all other Know-How and the like developed by or for the benefit of GSK relating to such Compounds and other documents to the extent relating to such Compounds that are necessary or useful in the continued Development and commercialization of such Compounds as PROSENSA Products (including without limitation material documents and agreements relating to the regulatory filings including all Regulatory Approvals and Reimbursement Approvals) throughout the Territory. In the event of such termination, PROSENSA or its Sublicensee shall pay to GSK the applicable royalty payments as set forth in Section 6.5 for PROSENSA Products containing any such Compounds.

5.4	Safety Data Exchange

The Parties shall negotiate in good faith a safety data exchange agreement with respect to GSK Products within sixty (60) Calendar Days of GSK’s exercise of an Option. The safety data exchange agreement shall facilitate management of safety for all GSK Products covered under such agreement in accordance with standards that are no less stringent than in the ICH guidelines, such that the Parties would be able to comply with all regulatory and legal requirements regarding the management of safety data, by providing for the exchange of relevant information in appropriate format within applicable timeframes.

6	MILESTONES AND ROYALTIES; PAYMENTS

6.1	Upfront Payment

GSK shall pay to PROSENSA a non-refundable, non-creditable payment of sixteen (16) million Pounds Sterling (£16,000,000) within * * * * * after receipt of an invoice by GSK from PROSENSA on or after the Effective Date.

6.2	Development, Regulatory and Commercial Milestones

Subject to Section 6.2(e), GSK shall make the non-refundable, non-creditable milestone payments to PROSENSA that are set forth below on a PROSENSA Collaboration Program-by-PROSENSA Collaboration Program basis or a GSK Development Program-by-GSK Development Program basis, as the case may be, after receipt of an invoice following achievement of the corresponding milestone event with respect to Compounds and GSK Products resulting from the relevant PROSENSA Collaboration Program or GSK Development Program, as the case may be:

(a)	Development, Regulatory and Commercial Milestone Payments for PRO051 Compound of the Exon 51 Program

* * * * *
Worldwide Net Sales Milestones (thresholds):
* * * * *

(i)	* * * * *

(ii)	* * * * *

(iii)

For Worldwide Net Sales Milestones, GSK shall pay to PROSENSA a one-time (per GSK Development Program), non-refundable, non-creditable milestone payments indicated no later than * * * * * after receipt of an invoice when the aggregate

Annual Net Sales of all GSK Products in a GSK Development Program in the Territory (for all indications and without regard to formulation) first reaches the corresponding monetary values.

(b)	Option Exercise Fee, Development and Regulatory Milestone Payments for PRO044 Compound of the Exon 44 Program

* * * * *
Worldwide Net Sales Milestones (thresholds)
* * * * *

(i)	* * * * *

(ii)	* * * * *

(iii)	For Worldwide Net Sales Milestones, GSK shall pay to PROSENSA a one-time (per GSK Development Program), non-refundable, non-creditable milestone payments indicated no later than * * * * * after receipt of an invoice when the aggregate Annual Net Sales of all GSK Products in a GSK Development Program in the Territory (for all indications and without regard to formulation) first reaches the corresponding monetary values.

(c)	Initiation Payment, Option Exercise Fee, Development and Regulatory Milestone Payments for each of DMD Program 3 and DMD Program 4

* * * * *
Worldwide Net Sales Milestones (thresholds)
* * * * *

(i) * * * * *

(ii) For Worldwide Net Sales Milestones, GSK shall pay to PROSENSA a one-time (per GSK Development Program), non-refundable, non-creditable milestone payments indicated no later than * * * * * after receipt of an invoice when the aggregate Annual Net Sales of all GSK Products in a GSK Development Program in the Territory (for all indications and without regard to formulation) first reaches the corresponding monetary values.

(d)	Initiation Payment, Option Exercise Fee, Development and Regulatory Milestone Payments for each of DMD Program 3 and DMD Program 4 if PROSENSA exercises its Option pursuant to Section 4.2

* * * * *
Worldwide Net Sales Milestones (thresholds)
* * * * *

(i) * * * * *

(ii) For Worldwide Net Sales Milestones, GSK shall pay to PROSENSA a one-time (per GSK Development Program), non-refundable, non-creditable milestone payments indicated no later than * * * * * after receipt of an invoice when the aggregate Annual Net Sales of all GSK Products in a GSK Development Program in the Territory (for all indications and without regard to formulation) first reaches the corresponding monetary values.

(e)	All of the milestones in Section 6.2 are payable only once for the relevant PROSENSA Collaboration Program. If, upon achievement of a milestone for a PROSENSA Collaboration Program any previous milestone has not been paid for such Program, then each such previous milestone shall be payable along with the payment for the milestone then achieved.

(f)	The payments described in Section 6.2(c) or(d) are in full force and effect, provided that if a Lead Compound from DMD Program 3 or DMD Program 4 reaches the milestone triggers specified for the Lead Compound of the Exon 44 Program before such triggers are reached for the Lead Compound of the Exon 44 Program itself and provided that the frequency of mutation for the exon of said DMD Program 3 or DMD Program 4 is equal to or greater than the frequency of exon 44 mutations, the payments specified in Section 6.2(b) relating to the Exon 44 Program shall become payable for the DMD Program 3 or DMD Program 4 instead, and those specified in Section 6.2(c) or (d) shall become payable for the Exon 44 Program.

6.3	Royalties

(a) Patent and Drug Market Exclusivity Royalty. GSK shall pay to PROSENSA incremental royalties on the aggregate Annual Net Sales of all GSK Products, on a country-by-country basis, (1) in those countries of the Territory in which the composition of matter, manufacture, use or sale of such GSK Product(s) is covered by a Valid Claim within the Patent Rights included in the Exclusively Licensed IP, or (2) in any other country in the Territory so long as the composition of matter, manufacture, use or sale of such GSK Product(s) is covered by a Valid Claim within the Patent Rights included in the Exclusively Licensed IP in either the United States or any Major EU Country, and there is no Generic Competition with respect to the GSK Product(s) existing in such other country, or (3) in those countries in the Territory in which such GSK Product has been granted Market Exclusivity Rights and such Market Exclusivity Rights are in force at the relevant time of sale in the relevant country, (any of scenarios (1), (2) or (3) shall qualify for the “Patent/Market Exclusivity Royalty”), in the case of scenarios (1) and (3) at * * * * * of the royalty rates set forth in the table below, and in the case of scenario (2) at * * * * * of the royalty rates set forth in the table below .

Aggregate Annual Net Sales (£M) Across all GSK Products	Patent/Market Exclusivity Royalty Rate
First * * * * *	*	* * * *
Portion above * * * * * and up to and including * * * * *	*	* * * *
Portion above * * * * * and up to and including * * * * *	*	* * * *
Portion above * * * * *	*	* * * *

The royalty rates above are incremental rates that apply only for the respective increment of worldwide Annual Net Sales described in the Annual Net Sales column and, thus, once a total Annual Net Sales figure is achieved for the year, the royalties owed on any lower tier portion of Annual Net Sales are not adjusted up to the higher tier rate. The Patent/Market Exclusivity Royalty as provided in this Section 6.3(a) shall be adjusted as provided in Section 6.3(b) below. GSK’s obligation to pay the Patent/Market Exclusivity Royalty with respect to a GSK Product will continue on a country-by-country basis, from the date of First Commercial Sale of the GSK Product until the later of (i) for those countries included in 6.3(a)(1) above, the expiration of the last Valid Claim covering the composition of matter, manufacture, use or sale of the GSK Product within the Patent Rights included in the Exclusively Licensed IP, or (ii) for those countries included in 6.3(a)(2) above, the expiration of the last Valid Claim covering the composition of matter, manufacture, use or sale of the GSK Product within the Patent Rights included in the Exclusively Licensed IP in the United States and all Major EU Countries or (iii) for those countries included in 6.3(a)(3) above, the date that Market Exclusivity Rights expires in such country with respect to such GSK Product.

(b) Know-How Royalty: On a country-by-country basis, if, at any time after First Commercial Sale of a GSK Product, (i) if the country of sale is initially included in 6.3(a)(1) above, all Valid Claims within the Exclusively Licensed IP covering the composition of matter, manufacture, use or sale of the Compound included in such GSK Product have expired or no longer exist; and (ii) if the country if sale is initially included in 6.3(a)(2) above, and either (x) all Valid Claims within the Exclusively Licensed IP covering the composition of matter, manufacture, use or sale of the Compound included in such GSK Product have expired, or otherwise do not exist or no longer exist, in the United States and all Major Market EU Countries, or (y) there is Generic Competition in the country of sale with respect to such GSK Product; and (iii) if the country of sale is initially included in 6.3(a)(3) above, GSK does not have Market Exclusivity Rights in effect at the relevant time of sale in the relevant country; then, in lieu of the Patent/Market Exclusivity Royalty, GSK will pay PROSENSA a know-how royalty on Net Sales of such GSK Product(s) at a royalty rate of * * * * * of the royalty rates as set forth in the table in 6.3(a) above (the “Know-How Royalty”) until the date that is no later than * * * * * years after First Commercial Sale of such GSK Product in such country. Notwithstanding the foregoing, where a pending patent application that does not include a Valid Claim becomes an issued patent and such issued patent contains a Valid Claim within the Exclusively Licensed IP which covers the composition of matter, manufacture, use or sale of such GSK Product(s), GSK shall pay * * * * * of the Patent/Market Exclusivity Royalty rate on all Net Sales following the date that such patent application becomes issued, pursuant to and for the term stated in Section 6.3(a) above.

(c) Exchange Rates. For the purposes of determining royalties due Net Sales shall be converted into Pounds Sterling (a) by GSK using average exchange rates calculated and utilized by GSK’s group reporting system and published accounts; (b) by PROSENSA using thirty (30) day average exchange rate quoted in the Financial Times on the relevant date.

6.4	Sublicense Income. GSK shall pay PROSENSA * * * * * of all Sublicense Income received by GSK or its Affiliates.

6.5	Royalty Payments by PROSENSA for GSK Development Programs Unilaterally Terminated by GSK.

(a) With respect to any GSK Development Program resulting from DMD Program 3 or DMD Program 4 that has been terminated by GSK and which becomes a PROSENSA Development Program upon termination of GSK’s rights with respect thereto, if PROSENSA or its Affiliate or Sublicensee elects to Develop and/or commercialize PROSENSA Products from such Program, PROSENSA shall pay to GSK a royalty on Net Sales of all such PROSENSA Products at the rate of * * * * * of Net Sales anywhere in the Territory until such time as GSK has recovered (a) all payments made to PROSENSA hereunder directly related to such Program and (b) GSK’s actual costs for Development under such Program.

(b) PROSENSA’s obligation to pay royalties under this Section 6.5 with respect to a PROSENSA Product shall commence upon the First Commercial Sale by PROSENSA, or its Affiliate or Sublicensee of such PROSENSA Product in a particular country in the Territory and will expire on a country-by-country and PROSENSA Product-by-PROSENSA Product basis not later than ten (10) years after First Commercial Sale in the relevant Territory.

6.6	Reports and Payment of Milestones

GSK shall make all milestone payments within * * * * * after receipt by GSK of an invoice from PROSENSA with respect to the achievement of such milestone event after GSK has notified PROSENSA or PROSENSA has notified GSK of achievement of the milestone event in accordance with the terms of this Section 6.6. Upon exercise of an Option by GSK, GSK shall pay the applicable Option Exercise Fee within * * * * * of receipt of an invoice from PROSENSA after notice from GSK of Option exercise pursuant to Section 4.2(c). PROSENSA shall notify GSK in writing promptly, but in no event later than * * * * *, after each achievement of a milestone in

Section 6.2. GSK shall notify PROSENSA in writing promptly, but in no event later than * * * * *, after the achievement of any milestone in Section 6.2. GSK shall pay all milestone payments due within * * * * * after receipt of an invoice for such payment from PROSENSA following the achievement of the corresponding milestone event.

6.7	Reports; Royalty Payments; Sublicense Income

Until the expiration of a Party’s royalty obligations under this Article 6, such Party agrees to make written reports to the other Party within * * * * * after the end of each Calendar Quarter covering all sales of Products in the Territory by such Party and its Affiliates and Sublicensees for which invoices were sent during such Calendar Quarter, as well as, in the case of GSK, the amount of Sublicense Income received in such Calendar Quarter, each such written report in reasonable detail as available to such Party stating for the period in question: (a) the total Net Sales for each Product, (b) a calculation of the royalty payment due on such Net Sales pursuant to Article 6.3 or 6.5, as the case may be, (c) in the case of GSK, (i) the total amount of Sublicense Income received and (ii) a calculation of Sublicense Income due pursuant to Section 6.4. The information contained in each report under this Section 6.7 shall be considered Confidential Information of the reporting Party. Concurrent with the delivery of each such report, each Party shall make the applicable royalty payment (and with respect to GSK, Sublicense Income) payment due to the other Party under this Article 6 for the Calendar Quarter covered by such report. In the case of transfers or sales of any Product between the royalty-paying Party and an Affiliate or Sublicensee of such Party, a royalty shall be payable only with respect to the sale of such Product to an independent Third Party and not an Affiliate or Sublicensee of the seller.

6.8	Methods of Payments

All payments due from one Party (the “Payor”) to the other Party (the “Payee”) under this Agreement shall be paid in pounds sterling by wire transfer to a bank designated in writing by the Payee.

6.9	Accounting

Payor agrees to keep full, clear and accurate records for a maximum period of three (3) years after the relevant payment is owed pursuant to this Agreement, setting forth the sales and other disposition of Product sold or otherwise disposed of in sufficient detail to enable royalties and compensation payable to the Payee hereunder to be determined. Payor further agrees, upon not less than sixty (60) Calendar Days prior written notice, to permit the books and records to be examined by an independent accounting firm selected by Payee and reasonably acceptable to Payor for the purpose of verifying reports provided by Payor under Section 6.7. Such audit shall not be performed more frequently than once in every period of twelve (12) months and shall be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations provided under this Agreement. Such examination is to be made at the expense of Payee, except in the event that the results of the audit reveal an underpayment of royalties, milestones, or other payments to Payee under this Agreement of five (5) per cent or more per annum over the period being audited, in which case reasonable audit fees for such examination shall be paid by Payor. When calculating Net Sales, the amount of such sales in foreign currencies shall be converted into pounds sterling in accordance with Section 6.3(c). Payor shall provide reasonable documentation of the calculation and reconciliation of the conversion figures on a country-by-country basis as part of its report of Net Sales for the period covered under the report.

6.10	Taxes

(a) For VAT, all amounts in this contract are stated exclusive of VAT and other indirect taxes. If applicable, the paying Party shall be responsible for the payment of all such appropriately levied taxes to the Party issuing a valid VAT invoice. Should such amounts of VAT be refunded subsequently by the fiscal authorities, the receiving Party shall refund these monies to the paying Party within 30 days of receipt. For withholding taxes, any tax paid or required to be withheld by GSK for the benefit of PROSENSA on account of any royalties or other payments payable to PROSENSA under this Agreement shall be deducted from the amount of royalties or other payments otherwise due. GSK shall secure and send to PROSENSA proof of any such taxes withheld and paid by GSK for the benefit of PROSENSA, and shall, at PROSENSA’s request, provide reasonable assistance to PROSENSA in recovering such taxes.

(b) PROSENSA hereby represents and warrants that PROSENSA is resident for tax purposes in the Netherlands and that PROSENSA is entitled to relief from United Kingdom income tax under the terms of the double tax agreement between the UK and the Netherlands. PROSENSA shall notify GSK immediately in writing in the event that PROSENSA ceases to be entitled to such relief.

(c) Pending receipt of formal certification from the UK Inland Revenue, GSK may pay royalty income and any other payments under this Agreement to PROSENSA by deducting tax at a rate specified in the double tax treaty between the UK and Netherlands. PROSENSA agrees to indemnify and hold harmless GSK against any loss, damage, expense or liability arising in any way from a breach of the above warranties or any future claim by a UK tax authority or other similar body alleging that GSK was not entitled to deduct withholding tax on such payments at source at the treaty rate.

(d) Any tax paid or required to be withheld by PROSENSA for the benefit of GSK on account of any royalties or other payments payable to GSK under this Agreement shall be deducted from the amount of royalties or other payments otherwise due. PROSENSA shall secure and send to GSK proof of any such taxes withheld and paid by PROSENSA for the benefit of GSK, and shall, at GSK’s request, provide reasonable assistance to GSK in recovering such taxes.

(e) GSK hereby represents and warrants that GSK is resident for tax purposes in the United Kingdom and that GSK is entitled to relief from the Netherlands income tax under the terms of the double tax agreement between the Netherlands and UK. GSK shall notify PROSENSA immediately in writing in the event that GSK ceases to be entitled to such relief.

6.11	Late Payments

Any undisputed amount owed by one Party to the other Party under this Agreement that is not paid within the applicable time period set forth herein shall accrue interest at the rate of two (2%) above the then-applicable prime commercial lending rate of Barclays Bank Plc, or, if lower, the highest rate permitted under applicable law. Where the late payment is caused by the Payee, such as non or late communication of changes to bank details, non response to communications regarding interpretation or dispute of terms etc then no interest will be payable by the Payor.

6.12	Consideration. The Parties acknowledge that the payments received by PROSENSA hereunder are in consideration for (i) the licenses and Options granted to GSK hereunder with respect to the Exclusively Licensed IP, including PROSENSA Patent Rights, PROSENSA Know-How, PROSENSA’s interest in Joint Patent Rights and Joint Know-How (ii) data packages, clinical trial results, regulatory filings and Orphan Drug designations and (iii) PROSENSA’s achievement of milestone events.

7	EXCLUSIVITY

7.1	PROSENSA Exclusivity

Except pursuant to this Agreement, on a Program-by-Program basis during the Term PROSENSA and/or its Affiliates shall not, either alone or with or for any Third Party, Research (except as permitted under 4.6), Develop or commercialize any compound directed to exon skipping by a mechanism intended to directly induce single exon skipping in the dystrophin gene for the treatment of DMD for the same exon as is the subject of the relevant Program under this Agreement. During the Term, PROSENSA shall not grant or offer any license or other rights to a Third Party or work independently or with or for the benefit of any Third Party, with respect to the Research, Development or commercialisation of any Compounds. For the avoidance of doubt, the exclusivity obligation upon PROSENSA as set out in this Section 7.1 for exons which are the subject of a Program under this Agreement, shall end on a Program-by-Program basis if the relevant Program is terminated or the relevant Option is not exercised by GSK (subject to Section 12.5(c)(iii)). In addition, for a period of * * * * * after the Effective Date, with respect to any exon which is not the subject of a Program under this Agreement, PROSENSA and its Affiliates shall not Develop or commercialize with or for a Third Party any compound directed to exon skipping by a mechanism intended to directly induce single exon skipping in the dystrophin gene for the treatment of DMD, without the prior written consent of GSK.

7.2	PROSENSA Exclusivity Exceptions

Notwithstanding the foregoing in Section 7.1, PROSENSA will have the right to Research and Develop, manufacture or commercialize on its own or with or for a Third Party, Compounds and PROSENSA Products within a PROSENSA Development Program, if such Program results from the termination or expiration of the Review Period (as may be extended) for an Option without exercise by GSK, the JSC’s decision to terminate a PROSENSA Collaboration Program, or the termination of a GSK Development Program by GSK or by PROSENSA for an uncured material breach by GSK of its diligence obligations with respect to such Program.

7.3	GSK Exclusivity

Except pursuant to this Agreement, on a Program-by-Program basis and for a period of * * * * * after First Commercial Sale of the first GSK Product arising from the Exon 51 Program, GSK and/or its Affiliates shall not Develop or commercialize, alone or with or for any Third Party, or Research with a Third Party, any compound directed to exon skipping by a mechanism intended to directly induce single exon skipping in the dystrophin gene for the treatment of DMD for the same exon as is the subject of the relevant Program under this Agreement, including any exon which is the subject of a non-selected DMD Program 3 project or non-selected DMD Program 4 project as described in Section 2.5(a) and (b), respectively. For the avoidance of doubt, the exclusivity obligation upon GSK as set out in this Section 7.3 for exons which are the subject of a Program under this Agreement shall end on a Program-by-Program basis if the relevant Program is terminated or the relevant Option is not exercised by GSK. Further, other than in the case of approved Sublicensees, for a period of * * * * * after the Effective Date, GSK and/or its Affiliates shall not, either alone or with or for any Third Party, enter into any license or other commercial agreement with respect to Development or commercialization of compounds directed to exon skipping by a mechanism intended to directly induce single exon skipping in the dystrophin gene for the treatment of DMD for any exon which is not the subject of a Program under this Agreement without the prior written consent of PROSENSA. Notwithstanding the foregoing, all of GSK’s exclusivity obligations under this Section 7.3 shall terminate immediately upon the occurrence of any of the following events: (i) Change of Control of PROSENSA by a Triggering Entity, (ii) PROSENSA entering into a commercial licensing agreement with a Third Party with respect to exon-skipping in DMD as permitted in Section 7.1 above, (iii) if at least one GSK Product arising from the Exon 51 Program has not achieved Regulatory Approval within * * * * * after a Third Party’s competitive exon-skipping product for exon 51 has entered the market in both the United States and the EU.

In the event that GSK enters into a commercial license agreement with a Third Party for the competitive exon-skipping product for exon 51 referenced in (iii) above, the GSK Development Program resulting from the Exon 51 Program shall be deemed to be unilaterally terminated by GSK and Section 12.5(b) shall apply.

8	INTELLECTUAL PROPERTY

8.1	Ownership

(a)	PROSENSA shall own, Control and retain all of its rights, title and interest in and to the PROSENSA IP except to the extent that any rights or licenses are expressly granted to GSK under this Agreement.

(b)	GSK shall own, Control and retain all of its rights, title and interest in and to the GSK IP, except to the extent that any rights or licenses are expressly granted to PROSENSA under this Agreement.

(c)	PROSENSA and GSK shall jointly own and Control, in equal undivided shares, all Joint IP.

(d)	Inventorship and rights governing joint intellectual property shall be determined in accordance with the laws of the U.S.

8.2	Prosecution and Maintenance of Patent Rights

(a)

PROSENSA Patent Rights. During the Term and thereafter, as between the Parties, PROSENSA shall be responsible for the Prosecution and Maintenance of the PROSENSA Patent Rights. PROSENSA will use Commercially Reasonable Efforts to obtain a reasonable scope of patent protection for Compounds that satisfy the Clinical Candidate Selection Criteria, using counsel of its own choice but reasonably acceptable to GSK. PROSENSA shall keep GSK informed through the JPS as to material developments with respect to the Prosecution and Maintenance of the PROSENSA Patent Rights, including by providing copies of all applications, all substantive office actions and responses thereto, or any other substantive documents that PROSENSA receives from any patent office, including without limitation notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions. Notwithstanding the exclusion of the Exon 51 Program from the JSC, the JPS will also provide oversight of Prosecution and Maintenance, defense and enforcement of the Patent Rights covering the Exon 51 Program to the same extent and in the same manner such oversight is provided to the other Programs under this Agreement. Input shall be provided and consideration undertaken and concluded by the Parties in a timely manner so as not to jeopardize the pendency of the application under review or otherwise negatively affect or limit the rights of any Party hereto. GSK shall have the right and reasonable opportunity (at its own expense) to review and make comments and recommendations in relation to the Prosecution and Maintenance and management of the PROSENSA Patent Rights, provided it does so promptly, consistent with any filing or other procedural deadlines, and PROSENSA will consider in good faith the recommendations of GSK. PROSENSA shall act in good faith, with respect to the Prosecution and Maintenance of any PROSENSA Patent Rights. Should the Parties fail to agree on any matter in this Section 8.2(a), PROSENSA shall have the final say on such matter. Notwithstanding the foregoing, following the exercise of the Option to a particular Program, in the event that the Parties fail to agree on any matter covered under this Section 8.2(a) that relates to specific claims with respect to a Compound or its method of use under the applicable Program, such matter shall be resolved in accordance with Section 3.1(h).

(b)

GSK Patent Rights. As between the Parties, GSK shall control the Prosecution and Maintenance of the GSK Patent Rights. Notwithstanding the foregoing, GSK shall use Commercially Reasonable Efforts to consult with PROSENSA through the JPS in connection with the Prosecution and Maintenance of the GSK Patent Rights; provided, however, that GSK shall not be required to disclose any confidential information that is not specific to the Programs. Input shall be provided and consideration undertaken and concluded by the Parties in a timely manner so as not to jeopardize the pendency of the application under review or otherwise negatively affect or limit the rights of any Party hereto. PROSENSA shall have the right and reasonable opportunity (at its own expense) to review and make comments and recommendations in relation to the Prosecution and Maintenance and management of the GSK Patent Rights, provided it does so promptly consistent with any filing or procedural deadlines, and GSK will consider in good faith the recommendations of PROSENSA. GSK shall act in good faith, with respect to the Prosecution and Maintenance of any GSK Patent Rights. Should the Parties fail to agree on any matter in this Section 8.2(b), GSK shall have the final say on such matter.

(c)

Joint Patent Rights. GSK shall be responsible for the Prosecution and Maintenance of the Joint Patent Rights. GSK will use Commercially Reasonable Efforts to obtain a reasonable scope of patent protection for Compounds that satisfy the Clinical Candidate Selection Criteria covered by claims of such Joint Patent Rights, using counsel of its own choice but reasonably acceptable to PROSENSA. GSK shall keep PROSENSA informed through the JPS as to material developments with respect to the Prosecution and Maintenance of such Joint Patent Rights, including by providing copies of all applications and all substantive office actions and responses thereto, or any other substantive documents that GSK receives from any patent office, including without limitation notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions. Input shall be provided and consideration undertaken and concluded by the Parties in a timely manner so as not to jeopardize the pendency of the application under review or otherwise negatively affect or limit the rights of any Party hereto. PROSENSA shall have the right and reasonable opportunity (at its own expense) to review and make comments and recommendations in relation to the Prosecution and Maintenance and management of the Joint Patent

Rights, provided it does so promptly, consistent with any filing deadlines, and GSK will consider in good faith the recommendations of PROSENSA. GSK shall act in good faith with respect to the Prosecution and Maintenance of any Joint Patent Rights. Any dispute regarding the Prosecution and Maintenance of any Joint Patent Rights shall be resolved in accordance with Section 3.1(h).

(d)	Filing Decision or Prosecution Lapse. If, during the Term, the Party responsible for Prosecuting and Maintaining the PROSENSA Patent Rights, GSK Patent Rights or Joint Patent Rights, as the case may be, in any country, decides not to file such Patent Rights or intends to allow such Patent Rights to lapse or become abandoned without having first filed a substitute, the Party Prosecuting or Maintaining such Patent Rights shall notify the other Party of such decision or intention at least * * * * * prior to the date upon which the subject matter of such Patent Rights shall become unpatentable or such Patent Rights shall lapse or become abandoned. The other Party shall thereupon have the right, but not the obligation, to assume responsibility for the Prosecution and Maintenance of such Patent Rights at its own expense with counsel of its own choice.

(e)	Cooperation Regarding the Filing and Prosecution of Divisional Patent Applications. At either Party’s request, the Parties shall cooperate with one another in good faith to file and prosecute divisional Patent applications with respect to the PROSENSA Rights and the Joint Patent Rights for which either Party is responsible for Prosecution and Maintenance pursuant to this Section 8.2. if practicable and if necessary or desirable to divide subject matter relating to one or more Programs from other subject matter that is not subject to this Agreement to facilitate the control by the respective Parties of the Prosecution and Maintenance of Patents as allocated in accordance with this Article 8.

8.3	Patent Costs

(a)	PROSENSA Patent Rights and GSK Patent Rights. PROSENSA shall be responsible for all Patent Costs incurred with respect to any PROSENSA Patent Rights. GSK shall be responsible for all Patent Costs incurred by GSK with respect to GSK Patent Rights.

(b)	Joint Patent Rights. The Parties shall share equally all Patent Costs associated with the Prosecution and Maintenance of Joint Patent Rights.

8.4	Defense of Infringement Claims Brought by Third Parties.

(a)	Infringement Claims by Third Parties. In the event that a Third Party asserts that the manufacture, use, sale, offer for sale or importation of any Compound or Product infringes a Patent Right of such Third Party, then the Party receiving notice of such action shall promptly notify the other Party and the following shall apply:

(b)

Compounds in a PROSENSA Development Program or PROSENSA Collaboration Program. If a Third Party asserts that the manufacture, use, sale, offer for sale or importation of any Compound in a PROSENSA Collaboration Program or any Compound within a PROSENSA Development Program infringes a Patent Right of such Third Party, then, subject to Section 8.4(d) below, PROSENSA shall have the primary right but not the obligation to defend against any such assertions at its cost and expense. In the event PROSENSA elects to defend against any such Third Party claims, PROSENSA shall have the sole right to direct the defense of any such Third Party claims and to elect to settle such claims, but only with the prior written consent of GSK for a proposed settlement in circumstances where GSK has not exercised its Option in relation to that PROSENSA Collaboration Program, such consent not to be unreasonably withheld or delayed. In the event that PROSENSA elects not to defend against such Third Party claims within * * * * * of learning of same, GSK shall have the right, subject to Section 8.4(d) below, but not the duty, to defend against such action in circumstances where GSK has not exercised its Option in relation to that PROSENSA Collaboration Program and thereafter shall have the sole right to direct the defense of any such Third Party claim(s), including the right to settle such claims, but only with the prior written consent of PROSENSA for a proposed settlement, such consent not to be unreasonably withheld or delayed. In any event, the Parties shall reasonably assist one another and cooperate in any such litigation at the other’s request without expense to the requesting Party. Each Party may, at its own expense, and with its own counsel join any defense brought by the other Party.

(c)	GSK Development Compounds. If a Third Party asserts that the manufacture, use, sale, offer for sale or importation of any GSK Development Compound or GSK Product infringes a Patent Right of such Third Party, then, subject to Section 8.4(d) below, GSK shall have the primary right but not the obligation to defend against any such assertions at its cost and expense. In the event GSK elects to defend against any such Third Party claims, GSK shall have the sole right to direct the defense of such Third Party claims and to elect to settle such claims. In the event that GSK elects not to defend against such Third Party claims within * * * * * of learning of same, PROSENSA shall have the right, subject to Section 8.4(d) below, but not the duty, to defend against such an action and thereafter shall have the sole right to direct the defense of any such Third Party claim(s), including the right to settle such claims. In any event, the Parties shall reasonably assist one another and cooperate in any such litigation at the other’s request without expense to the requesting Party. Each Party may at its own expense and with its own counsel join any defense brought by the other Party.

(d)	Indemnification Provisions. Notwithstanding the foregoing, in the event that any Third Party claim is brought against a Party as set forth above, and such claim is subject to indemnification obligations as set forth in Article 11, then the Indemnification provisions shall control with respect to which Party undertakes the defense of such Third Party claim.

8.5	Enforcement of PROSENSA or GSK Patent Rights.

(a)

Duty to Notify of Infringement. If either Party learns of an infringement, unauthorized use, misappropriation or threatened infringement by a Third Party, or that any Third Party has filed a declaratory judgment action against either Party alleging non-infringement of any Patent Rights with respect to any Joint Patent Rights, PROSENSA Patent Rights, or GSK Patent Rights (“Competitive

Infringement”), such Party shall promptly notify the other Party, and shall reasonably endeavour to do so, within * * * * * of becoming aware of such infringement and shall provide such other Party with available evidence of such Competitive Infringement.

(b)	Prior to Exercise of Option. Prior to GSK’s exercise of an Option, with respect to any Joint Rights or any PROSENSA Patent Rights that is the subject of such Competitive Infringement, PROSENSA shall have the primary right to bring and control any such action. Unless subject to an agreement between PROSENSA and a Third Party in existence as of the Effective Date that would preclude PROSENSA from granting such right to GSK, if PROSENSA fails to bring any such action or proceeding within a period of * * * * * after first being notified of such Competitive Infringement (or in the case of a declaratory judgment action, within * * * * * after receiving notice of such declaratory judgment action, to prevent or abate any actual or alleged infringement or defend such declaratory judgment) (“Competitive Infringement Action Period”), then GSK shall have the right, but not the obligation, to bring and control any such action by counsel of its own choice, and PROSENSA shall have the right to be represented in any such action by counsel of its own choice at its own expense. If GSK fails to bring an action or proceeding with respect to such Competitive Infringement within a period of * * * * * after the expiration of the Competitive Infringement Action Period, then PROSENSA shall have the on-going right to pursue such action.

(c)

Following Exercise of Option. Following GSK’s exercise of an Option, and before GSK’s termination of Development and commercialization, with respect to the Program containing Compounds that are the subject of any Competitive Infringement, GSK shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect thereto by counsel of its own choice, and PROSENSA shall have the right, at its own expense, to be represented in that action by counsel of its own choice. If GSK fails to bring an action or proceeding within a period of * * * * * after first being notified of such Competitive Infringement, PROSENSA shall have the right to bring and control any such action by counsel of its own choice, and GSK shall have the right to be represented in any such action by counsel of its own choice at its own expense.

(d)	After GSK’s Termination of a Program. After GSK’s termination of Development and commercialization with respect to a Program containing Compounds that are the subject of any Competitive Infringement of the PROSENSA Patent Right or Joint Patent Rights, PROSENSA shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect thereto by counsel of its own choice. Notwithstanding the forgoing, to the extent that (a) such Competitive Infringement occurred prior to the termination of the applicable Program and (b) PROSENSA fails to bring any such action or proceeding within a period of * * * * * after first being notified of such Competitive Infringement, then GSK shall have the right, but not the obligation, to bring and control any such action by counsel of its own choice at its own expense, and PROSENSA shall have the right to be represented in any such action by counsel of its own choice at its own expense.

(e)	Settlement. A settlement or consent judgment or other voluntary final disposition of a suit under this Article 8 may not be entered into without the prior written consent of the Party not bringing the suit, such consent not to be unreasonably withheld or delayed; provided that such settlement, consent judgment or other disposition does not admit the invalidity or unenforceability of the relevant Patent Rights in the PROSENSA Patent Rights, GSK Patent Rights, or Joint Patent Rights, and provided further, that any rights granted under the relevant Patent Rights to continue the infringing activity in such settlement, consent judgment or other disposition shall be limited to those rights that the granting Party otherwise has the right to grant, and provided further, that any settlement, consent judgment or other disposition shall not include the grant of any license, covenant or other rights to any Third Party that would limit or interfere with or reduce the scope of the subject matter included under the exclusive licenses to be granted to GSK pursuant to the exercise of any of its Options to Programs under Section 4.2(b), and further provided that such settlement does not impose any obligation on, or otherwise adversely affect the other Party.

(f)	Share of Recoveries. If one Party brings any such action or proceeding in accordance with this Section 8.5, the other Party agrees to be joined as a Party plaintiff where necessary and to give the first Party reasonable assistance (at the expense of the Party bringing suit) and authority to file and prosecute the suit. Any damages or other monetary awards recovered shall be shared as follows: (i) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs of such action; and then (ii) any remaining proceeds shall be allocated between the Parties such that the Party bringing suit under this Section 8.5 retains * * * * * and other Party retains * * * * * of such amount.

(g)	35 USC 271(e)(2) Infringement. Notwithstanding anything to the contrary in this Section 8.5, for infringement under 35 USC 271(e)(2) where GSK has exercised its Option and where GSK is the holder of the applicable NDA, and for so long as GSK maintains or retains its exclusive license under such Option, GSK shall have the sole right to initiate legal action to enforce all GSK Patent Rights and PROSENSA Patent Rights licensed to it against infringement or misappropriation by Third Parties or defend any declaratory judgment action relating thereto at its sole expense.

(h)	Regulatory Data Protection. To the extent required by law or permitted by law, each Party will use Commercially Reasonable Efforts to promptly, accurately and completely list, with the applicable Regulatory Authorities during the Term, all applicable Patent Rights for any Product that such Party intends to, or has begun to, commercialize and that have become the subject of a marketing application submitted to FDA, such listings to include all so called “Orange Book” listings required under the Hatch-Waxman Act and all so called “Patent Register” listings as required in Canada. Prior to such listings, the Parties will meet to evaluate and identify all applicable Patent Rights. Notwithstanding the preceding sentence, the Party holding the NDA for the applicable Product will retain final decision-making authority as to the listing of all applicable Patent Rights for such Product, regardless of which Party owns such Patent Rights.

9	CONFIDENTIALITY

9.1	Confidentiality; Exceptions

Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-How or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including but not limited to trade secrets, know-how, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to a Party’s past, present and future marketing, financial, and Research and Development activities of any product or potential product or useful technology of the Disclosing Party and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

(a)	was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

(d)	was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

9.2	Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows: (i) under appropriate confidentiality provisions similar to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including the rights to commercialize Products and to grant licenses and sublicenses hereunder); or (ii) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining regulatory approval, conducting pre-clinical activities or Clinical Trials, marketing Products, or otherwise required by law; provided, however, that if a Receiving Party is required by law or regulation to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the Disclosing Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; or (iii) in communication with investors, consultants, advisors or others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or (iv) to the extent mutually agreed to in writing by the Parties; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives the Confidential Information pursuant to this Section 9.2 to treat such Confidential Information as required under this Article 9.

9.3

Press Release; Disclosure of Agreement. On or promptly after the Effective Date, the Parties shall jointly issue a public announcement of the execution of this Agreement. Neither Party shall be free to issue any press release or other public disclosure regarding the Agreement or the Parties’ activities hereunder, or any results or data arising hereunder, except (a) with the other Party’s prior written consent, or (b) for any disclosure that is reasonably necessary to comply with applicable national securities exchange listing requirements or laws, rules or regulations, with the other Party’s consent not to be unreasonably withheld or delayed beyond a time reasonably in advance of the required disclosure deadline necessary to comply with applicable national securities exchange listing requirements or laws, rules or regulations. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any such press releases prior to the issuance thereof, and a Party may not unreasonably withhold consent to such releases. Except to the extent required by law or as otherwise permitted in accordance with this Section 9.3, neither Party shall make any public announcements concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed. Each Party agrees to provide to the other Party a copy of any public announcement regarding this Agreement or the subject matter thereof as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, when the following notice may not be possible but in which event the press release will still be provided to the other Party for comment before release, each Party shall provide the other with an advance copy of any such announcements at least * * * * * prior to its scheduled release. Each Party shall have the right to expeditiously review and recommend changes to any such announcement and, except as otherwise required by laws, rules or regulations, the Party whose announcement has been reviewed shall remove any Confidential Information of the reviewing Party that the reviewing Party reasonably deems to be inappropriate for disclosure. The principles to be observed by PROSENSA and GSK in any such permitted public disclosures with respect to this Agreement shall be: accuracy and completeness, the requirements of confidentiality under this Article 9, and the normal business practice in the pharmaceutical and biotechnology industries for disclosures by companies comparable to PROSENSA and GSK. Notwithstanding the foregoing, to the extent information regarding this Agreement has already been publicly disclosed in the same context, either Party may subsequently disclose the same information to the public without the consent of the other Party. Each Party shall be permitted to disclose the terms of this Agreement, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, to any actual or potential acquirors, investors, merger partners, and professional advisors.

9.4	Termination of Prior Agreement. This Agreement supersedes the Confidentiality Agreement between PROSENSA and GSK dated * * * * *, including any and all amendments thereto. All information exchanged between the Parties under that agreement shall be deemed Confidential Information hereunder and shall be subject to the terms of this Article 9.

9.5

Publications. Neither Party nor its Affiliates shall publish or publicly disclose the results of any of the Research and/or Development activities conducted by either Party under this Agreement without the prior written consent of the JSC, except as expressly permitted in this Section 9.5 or otherwise in this Agreement. The Parties recognize that it may be useful or required to publish or publicly disclose the results of Research and Development work on Programs, and each Party (and its Affiliates and Sublicensees) shall be free to publish or publicly disclose such results, subject to the prior review by the JSC for patentability and protection of its Confidential Information as described in this Section 9.5. For PROSENSA, the publication right conveyed by the preceding sentence shall apply solely to Compounds prior to the exercise of an Option by GSK to the relevant PROSENSA Collaboration Program, if approved by JSC, such approval not to be unreasonably withheld or delayed. The Party that desires to publish results hereunder shall provide to the JSC and JPS a copy of such proposed abstract, manuscript, or presentation no less than * * * * * prior to its intended submission for publication. The JSC shall respond in writing promptly and in no event later than * * * * * after receipt of the proposed material, with one or more of the following: (i) comments on the proposed material, which the publishing Party must consider in good faith, (ii) a specific statement of concern, based upon the need to seek patent protection, or to block publication if the JSC determines that the proposed disclosure is intellectual property that should be maintained as a trade secret to protect a Compound or any Research and/or Development activities conducted under this Agreement, or (iii) an identification of the other Party’s Confidential Information that is contained in the material reviewed. In the event of concern over patent protection or whether maintaining a trade secret would be a priority, the publishing Party agrees not to submit such publication or to make such presentation that contains such information until the JSC through the JPS is given a reasonable period of time (such time to be no less than * * * * *)to seek patent protection for any material in such publication or presentation which it believes is patentable, or to resolve any other issues or to abandon such proposed publication if the JSC reasonably determines in good faith that maintaining such information as a trade secret is a commercially-reasonable priority. Any Confidential Information of such other Party shall be removed. Furthermore, with respect to any proposed abstracts, manuscripts or summaries of presentations by investigators or other Third Parties, such materials shall be subject to review under this Section 9.5 to the extent that GSK or PROSENSA (as the case may be) has the right to do so. For clarity, (a) prior to the exercise of the relevant Option to a given PROSENSA Collaboration Program by GSK, any proposed publication by PROSENSA relating to a PROSENSA Collaboration Program or any Compounds shall be subject to review by the JSC in accordance with the terms of this Section 9.5, but after the expiration of the relevant Option without exercise by GSK or after the termination of a Program which then reverts to PROSENSA, PROSENSA shall then be free to publish or publicly disclose any results that relate to any Compounds or PROSENSA Products in such PROSENSA Collaboration Program or PROSENSA Development Program without any review by the JSC under this Section 9.5, unless such proposed disclosure or publication contains any GSK IP, in which case JSC shall have the right to review and approve such disclosure as stated under this Section 9.5 above, and (b) after the exercise by GSK of its Option to a Program, except as required by law or securities regulations, PROSENSA shall not have the right to make any publication relating to such PROSENSA Collaboration Program or any Compounds or GSK Development Compounds or GSK Products without the prior written consent of the JSC, and GSK shall have the right to make any such publication relating to such PROSENSA Collaboration Program or any Compounds or GSK Development Compounds or GSK Products subject to review by the JSC under this Section 9.5. Notwithstanding the above, if PROSENSA seeks to publish a publication regarding the Exon 51 Program, it shall provide GSK with an advance copy of such publication and obtain GSK’s prior consent before publication.

9.6

Clinical Trial Register. Each of GSK and PROSENSA shall have the right to publish summaries of results from any human Clinical Trials conducted by such Party under this Agreement on its Clinical Trials registry, without requiring the consent of the other Party, subject to the last sentence of this Section 9.6; provided, however, that GSK shall have no right, without the consent of PROSENSA, to so publish data generated by PROSENSA prior to GSK’s exercise of its Option with respect to the relevant Compounds under the relevant PROSENSA Collaboration Program, and, after the exercise of its Option to such PROSENSA Collaboration Program, GSK shall have the right to so publish any previously existing and/or any subsequently arising data that is or may be generated by either PROSENSA or GSK or by their respective Affiliates or Sublicensees with respect to the relevant Compound(s) without obtaining the consent of PROSENSA, except with respect to any Compounds which are being pursued under a PROSENSA Development Program after termination by GSK of such Compounds as GSK Development Compounds or after GSK declines to exercise its Option with respect to such PROSENSA Collaboration Program. In addition, after the exercise of its Option by GSK to a particular PROSENSA Collaboration Program, PROSENSA shall not have the right to publish any of such data, without the prior consent of GSK, pertaining to the relevant Compounds or the PROSENSA Collaboration Program, except with respect to any Compounds which are being pursued under a PROSENSA Development Program after termination by GSK of such Compounds as GSK Development Compounds. The Parties shall discuss and reasonably cooperate in order to facilitate the process to be employed in order to ensure the publication of any such summaries of human Clinical Trials data and results as required on the Clinical Trial registry of each respective Party, and shall provide the other Party via submission to the Joint Patent Subcommittee established under Section 3.1(h), at least * * * * * prior notice to review the Clinical Trials results to be published for the purposes of preparing any necessary Patent filings.

10	REPRESENTATIONS AND WARRANTIES

10.1	Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

(a)	such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)	such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)	this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

(d)	the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

(e)	no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements; and

(f)	it has not employed (and, to the best of its knowledge without further duty of inquiry, has not used a contractor or consultant that has employed) any individual or entity debarred by the FDA (or subject to a similar sanction of EMEA), or, to the best of its knowledge without further duty of inquiry, any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMEA), in the conduct of any pre-clinical activities or clinical studies of Compounds.

10.2	Representations, Warranties and Covenants of PROSENSA. PROSENSA hereby represents and warrants to GSK, as of the Effective Date, and covenants to GSK during the Term (or the applicable portion thereof) as applicable for Sections 10.2(c) and 10.2.(e), that:

(a)	To its knowledge, PROSENSA is the owner of, or has Control via a license to, the PROSENSA IP;

(b)	To its knowledge, PROSENSA has the right to grant, and no consent is or will be required from any Third Party in connection with, all rights, licenses and sublicenses it purports to grant to GSK with respect to the PROSENSA IP or PROSENSA’s interest in Joint IP under this Agreement;

(c)	PROSENSA has not withheld from GSK any material data or any material correspondence, including without limitation any correspondence to or from any Regulatory Authority, in existence as of the Effective Date with respect to the PROSENSA Collaboration Programs or Compounds that it is aware would have a material adverse effect upon GSK’s scientific, commercial, safety and regulatory assessment of the liabilities of the collaboration between the Parties as contemplated under this Agreement. Further, Exhibit H includes an index of the data room contents to which GSK has been given access;

(d)	To its knowledge, PROSENSA has disclosed or provided access to as of the Effective Date, and thereafter until the exercise or expiration of the Option with respect to a PROSENSA Collaboration Program shall disclose to GSK and exchange, all material data and information and all correspondence to or from any Regulatory Authority then available, regardless of whether such data, correspondence and information would have a positive or negative impact on the potential commercial, scientific or strategic value or attractiveness of the Compounds, that is in PROSENSA’s reasonable business judgment material to a reasonable assessment by GSK of the scientific, commercial, safety, and regulatory liabilities of the Compounds to be considered by GSK in deciding whether or not to exercise its Option with respect to such PROSENSA Collaboration Program;

(e)	During the Term until the exercise or expiration of an Option with respect to a PROSENSA Collaboration Program, PROSENSA will not knowingly use any compound in such PROSENSA Collaboration Program that, to its knowledge, is encumbered by any Third Party lien (other than general liens created in the ordinary course of business which are not specific to any of the PROSENSA IP or to any Joint IP) or restriction or any Third Party right or obligation that would conflict or interfere with any of the rights or licenses granted or to be granted to GSK hereunder pursuant to the exercise of such Option or by operation of the provisions of Article 12; and

10.3	Mutual Covenants. Each Party hereby covenants to the other Party that:

(a)	All employees of such Party or its Affiliates working under this Agreement will be under the obligation to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, to such Party as the sole owner thereof;

(b)	Such Party will not employ (or, to the best of its knowledge without further duty of inquiry, will not use any contractor or consultant that employs) any individual or entity debarred by the FDA (or subject to a similar sanction of EMEA) or, to the best of its knowledge without further duty of inquiry, any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMEA), in the conduct of its activities under any Program;

(c)

Such Party shall (a) perform its activities pursuant to this Agreement in compliance with good laboratory and clinical practices and cGMP, where appropriate, in each case as applicable under the laws and regulations of the country and the state and local government wherein such activities are conducted; (b) with respect to the care, handling and use in Research and Development activities hereunder of any non-human animals by or on behalf of such Party, at all times comply (and shall ensure compliance by any of its subcontractors) with all applicable federal, state and local laws, regulations and ordinances, and also with the most current best practices for comparable-sized pharmaceutical or biotechnology companies for the proper care, handling and use of animals in pharmaceutical Research and Development activities, and at all times with the “3R Principles” (reducing the number of animals used, replacing animals with non-animal methods whenever possible and refining the Research techniques used), subject to the other Party’s reasonable right of inspection; (c) promptly and in good faith undertake reasonable corrective steps and measures to remedy the situation to the extent that any significant deficiencies are identified as a result of such inspection; and (d) with respect to any biological samples obtained from humans, obtain the appropriate informed consents in advance for the use of all such human biological samples, and use such samples at all times within the scope of the relevant informed consents;

(d)	Neither Party shall, during the Term, grant any right or license or encumbrance or lien of any kind (other than general liens created in the ordinary course of business which are not specific to any of the PROSENSA IP, the GSK IP, or to any Joint IP) to any Third Party relating to any of the intellectual property rights it owns or Controls which would conflict or interfere with any of the rights or licenses granted or to be granted to the other Party hereunder pursuant to the provisions of Article 4 or by operation of the provisions of Article 12; and

(e)	Each Party will notify the other Party in writing promptly in the event that it has actual knowledge of the material breach of any covenant under Section 10.2 or this Section 10.3 or the material breach of any representation or warranty provided by either Party under Section 10.1 or by PROSENSA under Section 10.2.

10.4	Disclaimer. Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE OR THAT THEIR EXERCISE DOES NOT INFRINGE ANY PATENT RIGHTS OF THIRD PARTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Without limiting the generality of the foregoing, each Party disclaims any warranties with regards to: (a) the success of any study or test commenced under this Agreement, (b) the safety or usefulness for any purpose of the technology or materials, including any Compounds, it provides or discovers under this Agreement; and/or (c) the validity, enforceability, or non-infringement of any intellectual property rights or technology it provides or licenses to the other Party under this Agreement.

11	INDEMNIFICATION; INSURANCE

11.1

Indemnification by GSK. GSK shall indemnify, defend and hold harmless PROSENSA and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses, including, but not limited to, the reasonable fees of attorneys (collectively, “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

(a)	the negligence, recklessness or wrongful intentional acts or omissions of GSK and/or its Affiliates and/or Sublicensees and its or their respective directors, officers, employees and agents, in connection with GSK’s performance of its obligations or exercise of its rights under this Agreement;

(b)	any breach of any representation or warranty or express covenant made by GSK under Article 10; or

(c)	the Development that is actually conducted by and/or on behalf of GSK (excluding any Development carried out by and/or on behalf of PROSENSA hereunder), the handling and storage by and/or on behalf of GSK of any chemical agents or other compounds for the purpose of conducting Development by or on behalf of GSK, and the manufacture, marketing, commercialization and sale by GSK, its Affiliate or Sublicensee of any Compound or GSK Product;

except, in each case above, to the extent such Claim arose out of or resulted from or is attributable to the negligence, recklessness or wrongful intentional acts or omissions of PROSENSA and/or its Affiliates and/Sublicensees, or their respective directors, officers, employees or agents.

11.2	Indemnification by PROSENSA. PROSENSA shall indemnify, defend and hold harmless GSK and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Third Party Claims based upon:

(a)	the negligence, recklessness or wrongful intentional acts or omissions of PROSENSA and/or its Affiliates and/or its Sublicensees and/or its or their respective directors, officers, employees and agents, in connection with PROSENSA’s performance of its obligations or exercise of its rights under this Agreement;

(b)	any breach of any representation or warranty or express covenant made by PROSENSA under Article 10; or

(c)	the Research and/or Development actually conducted by or on behalf of PROSENSA (excluding any Research and Development carried out by or on behalf of GSK or its Affiliate, Sublicensee or subcontractor, provided however that the Research and Development which is to be carried out by or on behalf of PROSENSA hereunder shall not be considered or interpreted to be Research and Development carried out by or on behalf of GSK), the handling and storage by and/or on behalf of PROSENSA of any chemical agents or other compounds for the purpose of conducting Research and/or Development by or on behalf of PROSENSA, and the manufacture, marketing, commercialization and sale by PROSENSA, its Affiliate or Sublicensee of any Compound or PROSENSA Product;

except, in each case above, to the extent such Claim arose out of or resulted from or is attributable to the negligence, recklessness or wrongful intentional acts or omissions of GSK and/or its Affiliate and/or Sublicensees, or their respective directors, officers, employees and agents.

11.3	Procedure. In the event that any person (an “Indemnitee”) entitled to indemnification under Section 11.1 or Section 11.2 is seeking such indemnification, such Indemnitee shall (i) inform, in writing, the indemnifying Party of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim, (ii) permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, taking into consideration in good faith any reasonable concerns or objections raised by the Indemnitee; provided that such settlement does not impose any obligation on, or otherwise adversely affect, the Indemnitee or other Party), (iii) cooperate as reasonably requested (at the expense of the indemnifying Party) in the defense of the claim, and (iv) undertake all reasonable steps to mitigate any loss, damage or expense with respect to the claim(s).

11.4

Settlement. A settlement or consent judgment or other voluntary final disposition of a suit under this Article 11 may not be entered into without the prior written consent of the Party not bringing the suit, such consent not to be unreasonably withheld or delayed; provided that such settlement, consent judgment or other disposition does not admit the invalidity or unenforceability of the relevant Patent Rights in the PROSENSA Patent Rights, GSK Patent Rights, or Joint Patent Rights, and provided further, that any rights granted under the relevant Patent Rights to continue the infringing activity in such settlement, consent judgment or other disposition shall be limited to those rights that the granting Party otherwise has the right to grant, and provided further, that any settlement, consent judgment or other disposition shall not include the grant of any license, covenant or other rights to any Third Party that would limit or interfere with or reduce the scope of the subject matter included under the exclusive licenses to the Exon 51 Program or to be granted to GSK pursuant to the exercise of any of its Options to Programs under Section 4.2, and further provided that such settlement does not impose any obligation on, or otherwise adversely affect the other Party.

11.5	Insurance.

(a)	PROSENSA’s Insurance Obligations. PROSENSA shall maintain, at its cost, with effect from the Effective Date and during the Term thereafter, adequate insurance against liability and other risks associated with its activities contemplated by this Agreement, including but not limited to its Clinical Trials and its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices in the biotechnology industry for the activities to be conducted by it under this Agreement.

(b)	GSK’s Insurance Obligations. GSK hereby represents and warrants to PROSENSA that it is self-insured against liability and other risks associated with its activities and obligations under this Agreement in such amounts and on such terms as are customary for prudent practices for large pharmaceutical companies in the pharmaceutical industry for the activities to be conducted by it under this Agreement. GSK shall furnish to PROSENSA evidence of such self-insurance upon written request.

11.6

LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF ARTICLE 9 OR FOR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 11 OR AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PROSENSA

NOR GSK, NOR ANY OF THEIR AFFILIATES WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT OR ITS AFFILIATES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST PROFITS, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

12	TERM AND TERMINATION

12.1	Term; Expiration. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 12, shall expire as follows:

(a)	On a Product-by-Product and country-by-country basis, on the date of the expiration of all payment obligations under this Agreement with respect to such Product in such country;

(b)	In its entirety upon the expiration of all payment obligations under this Agreement with respect to the last Product in all countries in the Territory; and

(c)	On a Program-by-Program basis when no Compound or Product is being Researched, Developed or commercialized by either Party hereunder pursuant to a given PROSENSA Collaboration Program or GSK Development Program or PROSENSA Development Program.

The period from the Effective Date until the date of expiration of this Agreement in its entirety, or as the case may be, until the date of the expiration of this Agreement in part with respect to a given Product or Program, may be referred to herein as the “Term.”

12.2	Termination for Cause.

(a)

Termination for Material Breach. Either Party (the “Non-breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement, either on a Program-by-

Program basis or in its entirety, as may be appropriate to protect the interest of the Non-breaching Party arising from such alleged breach, in the event the other Party (the “Breaching Party”) shall have breached or defaulted in the performance of any of its material obligations hereunder either with respect to a particular Program or the Agreement as a whole, and such default shall have continued for ninety (90) Calendar Days after written notice thereof was provided to the Breaching Party by the Non-breaching Party, such notice describing with particularity and in detail the alleged material breach. Subject to Section 12.2(b), any such termination of the Agreement under this Section 12.2 shall become effective at the end of such ninety (90) Calendar Days period, unless the Breaching Party has cured any such breach or default prior to the expiration of such ninety (90) Calendar Days period, or if such breach is not susceptible to cure within such ninety (90) Calendar Days period even with the use of Commercially Reasonable Efforts, the Non-Breaching Party’s right to termination shall be suspended only if and for so long as the Breaching Party has provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure, such plan is acceptable to the Non-Breaching Party (or to the arbitrators, in the event of arbitration pursuant to Section 13.2), and the Breaching Party commits to and does carry out such plan. The right of either Party to terminate this Agreement or a portion of this Agreement, as provided in this Section 12.2 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default.

(b)	Disagreement. If the Parties reasonably and in good faith disagree as to whether there has been a material breach, the Party that seeks to dispute that there has been a material breach may contest the allegation in accordance with Section 13.1. The cure period for any allegation made in good faith as to a material breach under this Agreement will run from the date that written notice was first provided to the Breaching Party by the Non-breaching Party, but shall be suspended if so agreed or ordered pursuant to Sections 13.1 and 13.2.

(c)	Termination of Patents from the License under Section 4.2 for Patent Challenge by GSK. If GSK or any of its Affiliates, Licensees or Sublicensees: (a) commences or otherwise voluntarily determines to participate in (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order) any action or proceeding (including any patent opposition or re-examination proceeding), challenging or denying the validity of any PROSENSA Patent Rights or Joint Patent Rights or any claim thereof, or (b) actively assists any other Person (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order) in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity of any of such Patents or any claim thereof, PROSENSA shall have the right to exclude from the scope of the license granted to GSK or its Affiliate or its or their Sublicensee under Section 4.2 of this Agreement only the applicable PROSENSA Patent Rights that were specifically cited and challenged by GSK as described above, upon * * * * * written notice to GSK, unless GSK or its Affiliate or Sublicensee, as applicable, promptly terminates any such challenge within * * * * * after its receipt of such notice from PROSENSA. For clarity, GSK shall not be in material breach of this Agreement, nor shall PROSENSA have the right to terminate any Program or this Agreement for any action of GSK or its Affiliates or Sublicensees qualifying under this Section 12.2(c).

12.3	GSK Unilateral Termination Rights. GSK shall have the right, at its sole discretion and without any penalty or liability, exercisable at any time during the Term, to terminate this Agreement either in its entirety or on a Program-by-Program basis, for any reason or for no reason at all, upon (one hundred and eighty (180) Calendar Days) prior written notice to PROSENSA, in each case subject to the obligations set forth in Section 12.5(b).

12.4	Termination for Insolvency.

(a)	Either Party may terminate this Agreement if, at any time, the other

Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization (other than reorganization by virtue of mergers or consolidations with any other entity or as a result of any other transaction or series of transactions (such as a listing on a public recognised stock exchange or fund raising from existing or new investors) all in the ordinary course of business) or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party proposes a written agreement of composition or extension of substantially all of its debts (other than in the ordinary course of business), or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within * * * * * after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors.

12.5	Effect of Termination or Expiration.

(a)	Upon Expiration. Following the expiration of the Term pursuant to Section 12.1, the following terms shall apply:

(i)	Subject to the terms and conditions of this Agreement, following expiration of the Term with respect to a GSK Product in a country pursuant to Section 12.1(a), GSK shall have an exclusive, fully-paid and royalty-free right and license, with the right to grant sublicenses, under the Exclusively Licensed IP solely to continue to make, have made, use, sell, offer to sell and import such GSK Product in the Field in such country, for so long as it continues to do so.

(ii)

Subject to the terms and conditions of this Agreement, following expiration of the Term with respect to a PROSENSA Product in a country pursuant to Section 12.1(a), PROSENSA shall have an exclusive, fully-paid and royalty-free right and license, with the right to grant sublicenses, under the GSK IP and GSK’s share in any

Joint IP solely to continue to make, have made, use, sell, offer to sell and import such PROSENSA Product in the Field in such country, for so long as it continues to do so.

(iii)	Subject to the terms and conditions of this Agreement, following expiration of the Term with respect to this Agreement in its entirety pursuant to Section 12.1(b), GSK shall have an exclusive, fully-paid and royalty-free right and license, with the right to grant sublicenses, under the Exclusively Licensed IP, solely to continue to make, have made, use, sell, offer to sell and import GSK Products in the Field in the Territory, for so long as it continues to do so.

(iv)	Subject to the terms and conditions of this Agreement, following expiration of the Term with respect to this Agreement in its entirety pursuant to Section 12.1(b), PROSENSA shall have an exclusive, fully-paid and royalty-free right and license, with the right to grant sublicenses, under the GSK IP and GSK’s share in any Joint IP solely to continue to make, have made, use, sell, offer to sell and import PROSENSA Products in the Field in the Territory, for so long as it continues to do so.

(b)	Upon Unilateral Termination by GSK. In the event of a unilateral termination of this Agreement in its entirety or any Program by GSK pursuant to Sections 5.3(b), 7.3 or 12.3, the following terms shall apply:

(i)	Notwithstanding anything contained herein to the contrary, all licenses granted to GSK with respect to Compounds and GSK Products in the terminated Program (or, in the case of termination of the entire Agreement, all Compounds and GSK Products) shall terminate, each such GSK Product shall be deemed to be a PROSENSA Product and PROSENSA shall have the exclusive right, at its sole discretion, to Research, Develop and commercialize such PROSENSA Product in the Territory in the Field, alone or with any Third Party or through any Sublicensee, Affiliate or subcontractor without any obligation to GSK, subject to the applicable payment obligations under Section 6.5;

(ii)	as of the date of notice of such termination, GSK shall not be required to use Commercially Reasonable Efforts to progress any GSK Products in the terminated Program(s) under this Agreement, and as of the effective date of such termination, GSK will cease any and all Development and commercialization activities with respect to Compounds included in a terminated Program (or in the case of termination of the entire Agreement, all Programs); provided, however, that nothing in this Section 12.5(b) is intended to limit GSK’s obligations under Section 12.5(e);

(iii)	All unexercised Options with respect to the terminated Program(s) as of the date that PROSENSA receives such notice from GSK shall be cancelled and of no force and effect;

(iv)	With respect to any Compound in a terminated Program (or in the case of termination of the entire Agreement, all Programs), GSK shall grant, and hereby grants, to PROSENSA an exclusive right and license, with the right to grant sublicenses, under the GSK IP and GSK’s share in any Joint IP solely to Develop, make, have made, use, sell, offer to sell and import such Compound as a PROSENSA Product in the Field in the Territory, for so long as it continues to do so, and PROSENSA shall have the exclusive right, at its sole discretion, to Research, Develop and commercialize such Compound as a PROSENSA Product in the Territory in the Field, alone or with any Third Party or through any Sublicensee, Affiliate or subcontractor without any obligation to GSK; and

(c)	Upon Termination by GSK for Cause or for PROSENSA’s Insolvency. In the event of a termination of this Agreement in its entirety or any Program by GSK pursuant to Section 12.2(a) for a material breach by PROSENSA, or the entire Agreement pursuant to Section 12.4, the following consequences shall apply, provided however, that no termination shall be effective, and no consequences under this Section 12.5(c) shall be implemented until a final determination under the provisions of Article 13 has been made with regard to any dispute by a Party as to the existence of an uncured material breach:

(i)	All Options with respect to the terminated Programs (or in the case of termination of the entire Agreement, all Options) that are unexercised as of the effective date of termination shall automatically become exercisable, on the effective date of termination, by GSK in accordance with Section 4.2 by written notice to PROSENSA and upon such exercise, the exclusive licence to be granted with respect to each PROSENSA Collaboration Program to which the Option is being exercised in Section 4.2 shall immediately become effective and PROSENSA hereby grants such exclusive licences to GSK conditional upon the occurrence of such event. Any Options which are not so exercised upon termination pursuant to this Section 12.5(c)(i) shall be cancelled and of no further force or effect. In respect of any Option which is exercised as a result of the termination, GSK’s obligations to pay the Option Exercise Fee and any milestone payments that would otherwise be applicable under the provisions of Section 6.2 shall all be cancelled, and the royalty payments that would otherwise be applicable under the provisions of Section 6.3 shall all be reduced by * * * * *.

(ii)	In the case of termination by GSK of a Program for an uncured material breach or insolvency of PROSENSA that occurred after the exercise by GSK of its Option with respect to such Program or a termination by GSK of the entire Agreement, in each case pursuant to Section 12.2(a) or Section 12.4, GSK shall retain any exclusive licenses granted in Section 4.1 or 4.2 with respect to the Compounds and Products in each terminated Program for which GSK has already exercised its Option and GSK shall have the right to exercise any unexercised Options, and GSK’s obligations under Article 6 to make any milestone payments shall remain unchanged, and the royalty payments that would otherwise be applicable under the provisions of Section 6.3 shall all be reduced by * * * * *.

(iii)	In the event of termination of the Agreement in its entirety or on a Program-by-Program basis by GSK pursuant to Section 12.2(a),

PROSENSA shall comply with its obligations under Section 4.9 for each terminated Program and all obligations of PROSENSA under Article 7 shall continue in full force and effect on a PROSENSA Collaboration Program–by-PROSENSA Collaboration Program basis in accordance with its terms;

(iv)	GSK shall cease to have any obligations with respect to diligence or to use Commercially Reasonable Efforts with respect to (i) any Compounds or GSK Products resulting from any PROSENSA Collaboration Program or any GSK Development Program that was terminated by GSK pursuant to Section 12.2(a), or (ii) all Compounds and GSK Products if the entire Agreement was terminated pursuant to Section 12.2(a) or 12.4.

(d)	Upon Termination by PROSENSA for Cause or GSK’s Insolvency. In the event that PROSENSA terminates a Program or this Agreement pursuant to Section 12.2(a) or the entire Agreement pursuant to Section 12.4, the following consequences shall apply, provided however, that no termination shall be effective, and no consequences under this Section 12.5(d) shall be implemented until a final determination under the provisions of Article 13 has been made with regard to any dispute by a Party as to the existence of an uncured material breach:

(i)	All Options with respect to the terminated Programs (or in the case of termination of the entire Agreement, all Options) that are unexercised as of the effective date of termination shall be cancelled and of no force and effect. For clarity, GSK shall not be permitted to exercise any Option after receiving notice of PROSENSA’s termination under Section 12.2(a) without PROSENSA’s prior written consent, unless and until PROSENSA agrees, or it is determined pursuant to the process set forth under Section 13.1 or Section 13.2, that GSK has cured the applicable breach in a timely manner or GSK has not been in material breach or GSK has been in breach but the matter has been resolved in favor of allowing GSK to exercise its Option;

(ii)	With respect to any Compound in a terminated Program (or in the case of termination of the entire Agreement, any Program), at PROSENSA’s option, GSK will grant, and hereby grants, to PROSENSA an exclusive royalty free right and license, with the right to grant sublicenses, under any GSK IP and GSK’s share in any Joint IP solely to Develop, make, have made, use, sell, offer to sell and import such Compounds as PROSENSA Products in the Field in the Territory, for so long as it continues to do so, and PROSENSA shall have the exclusive right, at its sole discretion, to Research, Develop and commercialize such Compound as a PROSENSA Product in the Territory in the Field, alone or with any Third Party or through any Sublicensee, Affiliate or subcontractor without any obligation to GSK.

(e)	Obligations of GSK with Respect to Compounds in PROSENSA Products. Upon termination of a Program or this Agreement by PROSENSA pursuant to Section 12.2(a) or the termination of the entire Agreement by PROSENSA pursuant to Section 12.4, or termination of a Program or this Agreement by GSK pursuant to Section 12.3:

(i)	GSK shall complete any ongoing trials of GSK Products; provided, however, that if PROSENSA terminates this Agreement pursuant to Sections 12.2(a) or 12.4, PROSENSA may instead elect to have GSK (i) transition oversight of such ongoing trials to PROSENSA as soon as reasonably practicable and in any event within * * * * * and (ii) GSK shall reimburse PROSENSA for all costs associated with PROSENSA completing such trials. Notwithstanding the foregoing, GSK may prematurely suspend or terminate any such trial if (A) a priori protocol defined stopping rules are met for safety or efficacy or (B) unacceptable safety signals are observed by the Data and Safety Monitoring Board with respect to the Product or related Compound that present an unacceptable risk to patients participating in such trials;

(ii)	GSK shall promptly and in any event within * * * * * return to PROSENSA, free of charge, all Know-How and materials transferred by PROSENSA to GSK with respect to each such Compound and shall transfer stocks of Product free of charge to PROSENSA;

(iii)	GSK shall transfer to PROSENSA within * * * * *, at PROSENSA’s request, any and all data and Know-How pertaining to the applicable Compounds that are necessary for the continued Development and commercialization of such Compounds in its possession and other related materials, including without limitation copies of all Clinical Trial data and results, and all other Know-How and the like developed by or for the benefit of GSK relating to such Compounds and other documents to the extent relating to such Compounds that are necessary in the continued Development and commercialization of such Compounds as PROSENSA Products (including without limitation material documents and agreements relating to the sourcing, manufacture, promotion, distribution, sale or use of a Product) throughout the Territory; and

(iv)	GSK will transfer and assign ownership of all regulatory filings and approvals relating to such Compounds (including any NDAs) to PROSENSA (or its designated Affiliate), and send any correspondence to regulatory authorities, execute any instruments, or take any other steps PROSENSA reasonably deems necessary to effectuate such transfers.

12.6	Accrued Rights; Surviving Provisions of the Agreement.

(a)	Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration including the payment obligations under Article 6 hereof and any and all damages or remedies arising from any breach hereunder. For clarity, all payment obligations which have accrued and are due as of the termination, relinquishment or expiration date shall immediately become due and payable. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.

(b)	The provisions of Articles 9, 11 and 13, 4 (by operation of the provisions of Section 12.5 as applicable), Sections 5.3 (by operation of the provisions of Section 12.5, as applicable), 6.2-6.12 (by operation of the provisions of Section 12.5, as applicable), 8.1, 10.5, 12.5 and 12.6 as well as any applicable definitions in Article 1, shall survive the termination or expiration of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely. Article 9 shall survive for a period of five (5) years.

13	MISCELLANEOUS

13.1	Dispute Resolution.

(a)	In the event of a dispute arising under this Agreement between the Parties, either Party shall have the right to refer such dispute to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute. Except to the extent that a Party has final decision-making authority under Section 3.1(d) or 3.2(d), or to the extent that such dispute is subject to final resolution by the Executive Officers under Section 3.2(d), if the Parties are unable to resolve a given dispute pursuant to this Section 13.1 within thirty (30) Calendar Days of referring such dispute to the Executive Officers, either Party may have the given dispute settled by binding arbitration pursuant to Section 13.2. Where a Party has final decision-making authority under Section 3.1(d) or 3.2(d), or such dispute is subject to final resolution by the Executive Officers under Section 3.2(d), such final decision or resolution shall not be subject to further review under this Agreement or otherwise under law or equity, provided, however, that such final decision-making shall not constitute a waiver by the other Party of any of its rights or remedies for breach of this Agreement in law or equity.

(b)

In the event of a dispute between the Parties which provides for resolution by expert determination of the matter shall first be referred to the Executive Officers for resolution under Section 13.1(a), and if not resolved, shall be referred to a mutually agreed independent Third Party with expertise in the issue under dispute who shall be instructed to settle such dispute in a manner consistent with good industry standards in the pharmaceutical industry. In the event that the Parties are unable to agree on the identity of an independent Third Party expert within fourteen (14) Calendar Days of starting discussions to reach agreement either Party may request that the President of the Association of the British Pharmaceutical Industry and/or the President of the BioIndustry Association (BIA) as may be agreed by the Parties (or his or her nominee) appoint an expert on behalf of the Parties provided such person is not affiliated with either Party. Such expert determination shall be final. The Parties will cooperate with expert and comply with any procedural rules or requests made by the expert. The expert’s costs shall be shared equally by the Parties unless otherwise ordered by the expert.

13.2	Arbitration

(a)	If any controversy, claim or dispute arises under this Agreement which the Parties are unable to resolve in accordance with Section 13.1(a), the Parties shall negotiate in good faith to resolve such dispute. If the Parties are unable to resolve the dispute to their mutual satisfaction within * * * * * after any Party gives written notice to such effect to the other Party, then any Party may submit the dispute to arbitration for final settlement, which arbitration shall be conducted in accordance with the procedures set out in this Section 13.2.

(b)	Any controversy, claim or dispute arising out of or relating to this Agreement shall be settled by arbitration in accordance with the rules of the London Court of International Arbitration, by three (3) arbitrators to be selected in accordance with such rules of that body, provided, that each Party shall choose one arbitrator and the two chosen arbitrators shall choose the third arbitrator. The arbitrators shall be qualified by education, experience and training to decide the issues to be arbitrated.

(c)	Any such arbitration shall be conducted in English in London, England. The decision of the arbitrators shall be final, binding and conclusive upon the Parties.

(d)	The arbitrators shall have the authority to grant any interim award and to order any interim or permanent relief as they may deem necessary or advisable under the circumstances, including, but not limited to, a grant of injunctive relief or an order of specific performance.

(e)	The Parties shall bear equally the costs and expenses of arbitration, and each such Party shall bear the costs and expenses of its own counsel, technical advisors and expert witnesses, unless the decision of the arbitrators shall otherwise direct.

(f)	Any arbitration award or any interim relief or award rendered in accordance with this Section 13.2 shall be satisfied promptly and without the need for the prevailing Party to seek enforcement, which may be sought in any court having competent jurisdiction. In the event resort to enforcement proceedings are required for any interim or final award or decision, the Party which has not complied with the arbitral award or decision, whether interim or final, shall be responsible for both Parties’ reasonable attorneys’ fees and all direct costs in the enforcement proceeding.

13.3	Governing Law. This Agreement and any dispute arising from the performance or breach hereof including non-contractual obligations shall be governed by and construed and enforced in accordance with the laws of England without reference to conflicts of laws principles.

13.4

Assignment. Either Party may assign this Agreement to any Affiliate of such Party without the consent of the other Party; provided, that such Party provides the other Party with written notice of such assignment and remains fully liable for the performance of such Party’s obligations hereunder by such Affiliate. Further, each Party may assign this Agreement without the consent of the other Party to its successor in interest by way of merger, acquisition, or sale of all or substantially all of its assets to which one or more Programs of this Agreement relates; provided, that such Party provides the other Party with written notice of such assignment; provided further, that if such assignment involves a Change of Control Event, then PROSENSA will notify GSK prior to the closing of such Change of Control Event and GSK shall have the rights set out in Section 4.3. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties. Any purported assignment in violation of this Section 13.4 shall be null and void.

13.5	Performance Warranty. Each Party hereby acknowledges and agrees that it shall be responsible for the full and timely performance as and when due under, and observance of all the covenants, terms, conditions and agreements set forth in this, Agreement by its Affiliate(s) and Sublicensees.

13.6	Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation (other than a payment obligation) of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including acts of God; acts, acts of terrorism, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event PROSENSA or GSK, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of ninety (90) days, after which time PROSENSA and GSK shall promptly meet to discuss in good faith how to best proceed in a manner that maintains and abides by the Agreement. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

13.7	Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to PROSENSA, addressed to:

Attention: VP Business Development

Prosensa Therapeutics BV

Wassenaarseweg 72

2333 AL Leiden

The Netherlands

Fax: +31 71 3322088

Attention: Chief Executive Officer

Prosensa Holding BV

Wassenaarseweg 72

2333 AL Leiden

The Netherlands

Fax: +31 71 3322088

If to GSK, addressed to:	Attention: Worldwide Business Development
GlaxoSmithKline
709 Swedeland Road
P.O. Box 1539, MCULO2318
King of Prussia
PA 19406-0939
USA Fax: +1 610 270 6299

with a copy to:	Attention: Vice President and Associate General Counsel,
R&D Legal Operations
GlaxoSmithKline
2301 Renaissance Boulevard
Mail Code RN0220
King of Prussia, PA 19406
Fax: +1 610 787 7084

or to such other address for such Party as it shall have specified by like notice to the other Parties, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) Business Day after such notice or request was deposited with the U.S. Postal Service.

13.8

Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this

Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

13.9	Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.10	Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understanding between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

13.11	Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

13.12	Headings; Interpretation. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. Further, in this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.

13.13	Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees shall be maintained in accordance with Dutch generally accepted accounting principles or International Financial Reporting Standards (IFRS) in the case of PROSENSA, and shall be maintained in accordance with IFRS in the case of GSK, consistently applied, except that the same need not be audited.

13.14	Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

13.15	Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors, heirs, administrators and permitted assigns.

13.16	Contracts (Rights of Third Parties) Act 1999. A person (other than an Affiliate) who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third Party which exists or is available apart from that Act.

13.17	Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

13.18	Supremacy. In the event of any express conflict or inconsistency between this Agreement and a Development Plan or any Schedule or Exhibit hereto, the terms of this Agreement shall control. The Parties understand and agree that the Schedules and Exhibits hereto are not intended to be the final and complete embodiment of any terms or provisions of this Agreement, and are to be updated from time to time during the Term, as appropriate and in accordance with the provisions of this Agreement.

13.19	Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

[Signature page to follow]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Research and Development Collaboration and License Agreement to be executed by their duly authorized representatives as of the Effective Date.

PROSENSA Holding BV

By:	/s/ Hans GCP Schikan
Name:	Hans GCP Schikan
Title:	CEO

Glaxo Group Limited

By:	/s/ Paul Williamson
Name:	Paul Williamson
Title:	For and on behalf of Edinburgh Pharmaceutical Industries Limited Corporate Director

Exhibit A

General Guidelines for Clinical Candidate Selection Criteria

Candidate Selection Criteria for DMD Program 3 & 4

JSC to prepare, review, modify, update and approve each Milestone Criteria, Milestone Report and Proof of Concept Study Design

* * * * *

* * * * *

Exhibit B

General Guidelines for criteria for the 6 month Safety & Data review of the PhI/II Extension

Study for PRO051 and PRO044

Six month Safety and Data review during PhI/II extension study criteria for the Exon 51 Program and the Exon 44 Program.	Following a discussion with Prosensa on 24 Sept, success criteria for this study are now considered related * * * * *

Exhibit C

Proof of Concept Criteria

I. Clinical Proof of Concept Criteria for PRO044

The following criteria must be met to consider Proof of Concept achieved for PRO044:

* * * * *

II. General Guidelines for non-clinical POC Criteria for all PROSENSA Collaboration Programs

JSC to prepare, review, modify, update and approve each Milestone Criteria, Milestone Report and Proof of Concept Study Design

Non-clinical Safety Assessment

Study Activity	Acceptable Profile
Genotoxicity	* * * * *

Safety Pharmacology	* * * * *

Repeat Dose Toxicology	* * * * *

Reprotoxicity	* * * * *

Immunotoxicity & Carcinogenicity	* * * * *

Special Toxicity Studies	* * * * *

Metabolism

Study Activity	Acceptable Profile
* * * * *	* * * * *

Pharmacokinetics

Study Activity	Acceptable Profile
* * * * *	* * * * *

Chemical Manufacture and Control

Study Activity	Acceptable Profile
* * * * *	* * * * *

Exhibit D

General Guidelines for Prosensa Participation in PRO051 Clinical Development

Roles & Responsibilities

The next table summarizes the possible roles and responsibilities between both Parties. * * * * * .

Area and/or activity	Lead[1]
Non-clinical
* * * * *

CMC
Extension Study
* * * * *
Commercialisation
* * * * *
MAA and NDA	GSK

1.	* * * * *

2.	One or two GSK representatives permitted to attend meetings

Exhibit E

General Guidelines for PROSENSA Participation in Commercial Activities in the EU Territory under Section 5.2(b) for the commercialisation of the Exon 51 Program, the Exon 44 Program, DMD Program 3 and DMD Program 4

* * * * *

Exhibit F

General Guidelines for PROSENSA Commercial Rights in the EU Commercial Territory (ECT) if PROSENSA Exercises its ECT Commercial Rights Option under Section 5.2(a) for the commercialisation of DMD Program 3 and/or DMD Program 4 Products

* * * * *

Exhibit G

DOCUMENTATION AND MATERIALS TO BE SUPPLIED, AS AVAILABLE, TO GSK BY LICENSOR AND ANY THIRD PARTY CONTRACTORS

* * * * *

* * * * *

* * * * *

EXHIBIT H

GSK Due Diligence – list of shared documents

Please note that this list is not exhaustive. Additional documents and information were made available to GSK prior to the Effective Date.

* * * * *

* * * * *

* * * * *

* * * * *

* * * * *